As filed May 23, 2012	File No. 333-164096

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U-Swirl, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	43-2092180 (I.R.S. Employer Identification No.)

1175 American Pacific, Suite C
Henderson, Nevada 89074
(702) 586-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ulderico Conte, Chief Executive Officer
U-Swirl, Inc.
1175 American Pacific, Suite C
Henderson, Nevada 89074
 (702) 586-8700; (702) 834-8444 fax
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Fay M. Matsukage, Esq.
Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street
Suite 300
Denver, Colorado 80203
(303) 777-3737; (303) 777-3823 fax

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ] ______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Non-accelerated filer [ ]	Accelerated filer [ ] Smaller reporting company [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-164096) is being filed in order to update the prospectus included in this registration statement as required by Section 10(a)(3) of the Securities Act of 1933, as amended, to reflect the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 28, 2012, and the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2012, as filed with the Securities and Exchange Commission on May 15, 2012.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this offering. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 23, 2012

PRELIMINARY PROSPECTUS

1,725,000 Shares of Common Stock

U-Swirl, Inc.

This prospectus covers the sale of up to 1,725,000 shares of our common stock to be issued upon the exercise of redeemable Class C warrants issued in our public offering as a component of the units sold by us in the offering.

Our public offering was completed on October 21, 2010.  Holders of the Class C warrants issued as a component of the units sold by us in the offering may purchase one share of common stock for each warrant exercised.  The Class C warrants are exercisable at $0.60 per share at any time on or before October 13, 2015.

If all of the Class C warrants are exercised, we will receive proceeds of up to $1,035,000 before deducting expenses estimated at $16,500 and payment of warrant solicitation fees of up to $51,750.

Our common stock and Class A, Class B and Class C warrants are quoted on the OTC Link under the symbols “SWRL,” “SWRLW,” “SWRLZ,” and “SWRLG,” respectively. The last sale prices of our common stock and Class A, Class B and Class C warrants, as quoted on the OTC Link on May 22, 2012, were $0.17 per share and $0.005, $0.002 and $0.013 per warrant, respectively.

These are speculative securities.  Investing in the securities involves significant risks.  You should purchase these securities only if you can afford a complete loss of your investment.  See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2012.

• 20 Flavors • Self-Serve • Up to 70 Toppings • Pay by the Ounce

The Company’s U-Swirl café located
at 305 North Nellis Avenue in Las Vegas, Nevada

• Café Setting • Indoor Seating for 50+ • Outdoor Seating

TABLE OF CONTENTS
Page
PROSPECTUS SUMMARY	4
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	15
PLAN OF DISTRIBUTION	15
MARKET FOR COMMON EQUITY	16
DIVIDEND POLICY	17
CAPITALIZATION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
BUSINESS	25
MANAGEMENT	33
EXECUTIVE COMPENSATION	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
DESCRIPTION OF SECURITIES	42
LEGAL MATTERS	47
EXPERTS	47
WHERE YOU CAN FIND MORE INFORMATION	47
INDEX TO FINANCIAL STATEMENTS	48

We own the following trademarks: U-SWIRL®, u-swirl FROZEN YOGURT and Design®, U-SWIRL FROZEN YOGURT®, U and Design®, and WORTH THE WEIGHT®.  Other brand names or trademarks appearing in this prospectus are the property of their respective owners.

Notice to California investors:  To purchase securities in this offering, each California purchaser must:  (1)(A) have annual gross income of at least $50,000, plus liquid net worth (exclusive of home, home furnishings and automobiles) of at least $75,000, or (B) have liquid net worth (exclusive of home, home furnishings and automobiles) of at least $150,000, provided that in either case the investment shall not exceed 10 percent of the net worth of the investor; or (2) be a “small investor” who, including the proposed offering, has not purchased more than $2,500 of the issuer’s securities in the past 12 months.

Notice to New Hampshire investors:  Each purchaser of securities in New Hampshire must meet one of the following suitability standards:  (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings; or (2) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Notice to Oregon investors:  Each purchaser of securities in Oregon must meet one of the following suitability standards:  (1) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 exclusive of automobile, home, and home furnishings; or (2) a minimum net worth of $350,000, exclusive of automobile, home, and home furnishings.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 7.  References to “we,” “us,” “our,” “U-Swirl” or the “company” mean U-Swirl, Inc. and its subsidiary, U-Swirl International, Inc.

Our Company

We are in the business of offering consumers frozen desserts such as yogurt and sorbet.  We are launching a national chain of self-serve frozen yogurt cafés called U-Swirl Frozen Yogurt and are franchising this concept.  We currently own and operate six U-Swirl Frozen Yogurt cafés in the Las Vegas metropolitan area.  We also have 21 franchised locations currently in operation.

U-Swirl allows guests a broad choice in frozen yogurt by providing up to 20 non-fat and low-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  Similar to a coffee shop hangout, locations are furnished with couches and tables and patio seating.

U-Swirl cafés are distinguished from other frozen yogurt retail outlets by the following:
•	“Café Style” inside seating for 50 people and outside patio seating, where feasible and appropriate;
•	spacious surroundings of 1,800 to 3,000 square feet;
•	16 to 20 flavors of frozen yogurt;
•	up to 70 toppings; and
•	self-serve format allowing guests to create their own favorite snack.

We plan to have at least 31 U-Swirl cafés operating by the end of 2012 and have entered into agreements for the third party development of an additional 18 cafés by the end of 2013.  As of the date of this prospectus, we have signed area development agreements that grant the developer the exclusive right to open U-Swirl cafés in the designated areas, so long as a stated minimum number of cafés are opened according to a development schedule as follows:

•	Phoenix, Arizona for the development of a minimum of seven cafés by November 2011 (of which three have been opened in 2011), three more cafés by November 2012 and a total of 23 cafés by November 2019;

•
Monmouth County, New Jersey for the development of a minimum of one café by February 2012, one more café by February 2013 and a total of three cafés by February 2014 (pursuant to an amended development schedule);

•	Las Vegas, Nevada for the development of a minimum of one café by April 2011, one more café by April 2012 and a total of four cafés by April 2013;

•
Boise, Idaho for the development of a minimum of one café by June 2011 (which opened in November 2010) and a total of two cafés by June 2012 (the second café having opened in June 2011 and the third café having opened in July 2011);

•	Tucson, Arizona for the development of a minimum of one café by October 2011 (which opened in July 2011), one more café by October 2012 and a total of five cafés by October 2015;

•	Orlando, Florida for the development of a minimum of one café by December 2011 (which opened in July 2011), one café by December 2012 and a total of four cafés by December 2014;

•	Northern California for the development of a minimum of one café by January 2012 (which opened in June 2011) and a total of five cafés by January 2014;

•	New Mexico for the development of a minimum of one café by May 2012 (which opened in February 2012) and a total of ten cafés by May 2015 (the second café having opened in March 2012);

•	Colorado Springs, Colorado for the development of a minimum of one café by May 2012 and a total of three cafés by May 2014;

•	Montana for the development of a minimum of one café by June 2012 (which opened in January 2012) and a total of four cafés by June 2014 (the second café having opened in May 2012) ;

•	Salt Lake City, Provo and Ogden, Utah for the development of a minimum of one café by September 2012 and a total of two cafés by September 2013 (with a total of three cafés being opened in 2011) ; and

•	Houston, Texas for the development of a minimum of two cafés by December 2012 and a total of ten cafés by December 2015.

Initially, we were a franchisee of EVOS USA, Inc., which has developed a concept of delivering healthy food in fast food restaurants.  We opened our first EVOS restaurant in October 2006.  In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in gross proceeds of $5,100,000 and net proceeds of $4,002,840.  Since the exercise prices of the Class A and Class B warrants are $5.10 and $10.20, respectively, we have chosen not to update the registration statement related to these warrants at this time.  As a result, holders of the Class A and Class B warrants are not presently able to exercise these warrants.  If the trading price of our common stock increases to the point where exercise of the Class A warrants becomes a possibility, then we will update the registration statement so that the warrants can be exercised.

The net proceeds of the offering were intended to be used to open company-owned EVOS restaurants in the Las Vegas area during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  In November 2008, we opened our second EVOS restaurant.  We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009.  The net proceeds from the offering were ultimately used to open the second EVOS restaurant and the U-Swirl cafés described above.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt on September 30, 2008 from a company owned by the grandchildren and family of Henry E. Cartwright, one of our founders, officers and directors.  We opened our first U-Swirl café in March 2009, four others during 2009 and one in 2010.  We generated a net loss of $(673,394) for the year ended December 31, 2011.  At December 31, 2011, our total assets were $2,338,429.  Our independent registered public accounting firm included in its report prepared in connection with our 2011 financial statements an explanatory paragraph stating that because of our accumulated losses, there is substantial doubt about our ability to continue as a going concern.

Our corporate offices are located at 1175 American Pacific, Suite C, Henderson, Nevada 89074, where our telephone number is (702) 586-8700.

This Offering

We are registering 1,725,000 shares of our common stock issuable by us upon exercise of outstanding Class C warrants.  These warrants are exercisable at $0.60 per share at any time on or before October 13, 2015.

Common stock outstanding	4,912,836 shares

Use of proceeds	For marketing, franchise development and working capital

OTCQB symbols	Common stock:	SWRL
Class A warrants:	SWRLW
Class B warrants:	SWRLZ
Class C warrants:	SWRLG

Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:
•	assumes no exercise of the Class C warrants or 1,000,000 outstanding Class A warrants exercisable at $5.10 per warrant or 2,000,000 outstanding Class B warrants exercisable at $10.20 per warrant;

•	assumes no exercise of the underwriter’s warrants to purchase a total of 150,000 units;

•	excludes 491,283 shares reserved under our 2007 Stock Option Plan and 750,000 shares reserved under our 2011 Stock Option Plan; and

•	assumes no exercise of any other outstanding warrants or options.

Summary Financial Data

The following summary financial data are derived from our unaudited interim consolidated financial statements for the three months ended March 31, 2012 and 2011 and audited financial statements for the years ended December 31, 2011, 2010, 2009, 2008, and 2007.  You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements.

INCOME STATEMENT DATA:
	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008 (Restated)	2007
Revenues	$649,989	$585,401	$2,637,127	$2,610,208	$1,341,394	$—	$970,163
Loss from continuing Operations	$(123,962)	$(195,111)	$(672,137)	$(736,411)	$(1,145,267)	$(1,278,503)
Net loss	$(124,108)	$(195,445)	$(673,394)	$(663,783)	$(2,363,595)	$(1,603,166)	$(736,381)
Loss from continuing operations per common share - basic	$(0.03)	$(0.04)	$(0.14)	$(0.23)	$(0.45)	$(0.56)
Net loss per common share (basic and diluted)	$(0.03)	$(0.04)	$(0.14)	$(0.20)	$(0.93)	$(0.73)	$(0.57)

BALANCE SHEET DATA:
	March 31,	December 31,
	2012	2011	2010	2009	2008	2007
Working capital (deficit)	$227,523	$316,215	$495,063	$378,475	$3,297,262	$500,035
Total assets	$2,175,360	$2,338,429	$2,790,148	$2,998,835	$4,519,122	$1,661,631
Long-term liabilities	$595,909	$673,906	$600,307	$519,151	$222,433	$—
Stockholders’ equity	$1,352,991	$1,442,083	$2,017,889	$2,116,258	$4,119,503	$1,438,487

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties.  You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus.  If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in our securities.  The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business

We have an accumulated deficit, have incurred net losses in the past and expect to incur additional losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

As of March 31, 2012 , we had an accumulated deficit of $6,501,924 .  We have incurred net losses in each year since our inception in 2005, including a net loss of $673,394 for the year ended December 31, 2011.  Our independent registered public accounting firm included in its report prepared in connection with our 2011 financial statements an explanatory paragraph stating that because of these losses, there is substantial doubt about our ability to continue as a going concern.   We cannot assure you that we will be profitable or generate sufficient profits from operations in the foreseeable future.  If our revenues do not grow, we may experience a loss in one or more future periods.  We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.  This would also have a negative impact on our share price.

We are an early-stage venture with only a few years of operating history, and our prospects are difficult to evaluate.

Our activities prior to October 2006 were limited to developing our business and raising capital to implement our business plan.  We had planned to own and operate EVOS fast food restaurants as a franchisee of EVOS USA, Inc., which has developed a concept of delivering healthy food in fast food restaurants.  We operated only one EVOS restaurant from October 2006 to November 2008.  In November 2008, we opened our second EVOS restaurant.  We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009.  Fresh and Fast was a fast food restaurant concept developed by us to offer healthier lunch and dinner items such as burgers, chicken strips, salads and wraps.  In March 2009, we opened our first U-Swirl restaurant.  Therefore, there are only a few years of historical financial information related to operations available upon which you may base your evaluation of our business and prospects.  Thus far, we have not been able to establish profitable operations.  If we are unable to develop our business satisfactorily, we will not achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

The frozen yogurt business is highly competitive.

We operate in the frozen yogurt business, which is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of the retail outlet.  Our competition includes a variety of locally owned retail outlets, as well as national and regional chains.  These competitors include TCBY, Pinkberry, Golden Spoon, Red Mango, Yogurtland, Menchie’s, Orange Leaf and others.  Many of our competitors have existed longer and often have a more established brand and market presence with greater financial, marketing, personnel and other resources than us.  Among our main competitors are a number of multi-unit, multi-market concepts, some of which are expanding nationally.  As we expand, our existing cafés may face competition from new retail outlets that begin operating in existing markets.

New companies will likely enter our markets and target our customers, as entry is relatively easy.  For example, additional competitive pressures have come recently from locally owned and operated retail outlets as well as regional and national specialty chains.  These competitors may have, among other things, better brand awareness, more effective marketing and greater capital resources than the Company.

We also expect to compete for locations with fast food restaurants.  Until the U-Swirl name is better recognized, landlords may prefer well-known fast food restaurants over us and we may experience difficulties in securing desirable restaurant locations.

All of these competitive factors may adversely affect us and reduce our sales and profits.

We face risks associated with the expansion of our operations.

The success of our business model depends on our ability to open either company-owned, joint-venture or franchise-owned cafés and on our ability to operate and manage our growing operations.  Our ability to expand successfully will depend upon a number of factors, including the following:

•	the availability and cost of suitable locations for development;

•	the hiring, training, and retention of additional management and café personnel in each local market;

•	obtaining financing and negotiating leases with acceptable terms;

•	managing construction and development costs of new cafés at affordable levels, particularly in competitive markets;

•	the availability of construction materials and labor;

•	securing required governmental approvals (including construction, parking and other permits) in a timely manner;

•	the continued development and implementation of management information systems;

•	competitive factors; and

•	general economic and business conditions.

Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various force majeure events may also affect the opening of new cafés.  Moreover, newly opened cafés may operate at a loss for a period following their initial opening.  The length of this period will depend upon a number of factors, including the time of the year the café is opened, the sales volume, and our ability to control costs.

We may not successfully achieve our expansion goals.  Additional cafés that we develop may not be profitable.  In addition, the opening of additional cafés in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing cafés in those markets.

We may not be able to successfully execute a franchising and area developer strategy or attract independent franchise developers.

To achieve our expansion goals within our desired timeframe, we have adopted a franchising and area developer model into our business strategy.  We plan to open company-owned frozen yogurt locations and to solicit area developers for our U-Swirl concept.  We may not be successful in attracting franchisees and developers to the U-Swirl concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our U-Swirl locations or to develop or operate successfully our frozen yogurt locations in a manner consistent with our standards.  As discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” we were recently unsuccessful in recruiting franchisees to operate the EVOS concept.  Further, incorporating a franchising and area developer model into our strategy has required us to devote significant management and financial resources to prepare for and support the eventual sale of franchises.  If we are not successful in incorporating a franchising or area developer model into our strategy, or we are unsuccessful in attracting independent franchise developers, we may experience delays in our growth, or may not be able to expand and grow our business.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with the U-Swirl brand.

We plan to launch U-Swirl as a national frozen yogurt chain.  Consumers in any markets we enter will not be familiar with the U-Swirl brand, and we will need to build brand awareness in those markets through significant investments in advertising and promotional activity.  We may find it more difficult in our markets to secure desirable locations and to hire, motivate and keep qualified employees.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We dedicate substantial resources to ensure that our customers enjoy safe, quality food products.  However, food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and food safety are ongoing issues in the food service industry.  If a food-borne illness or other food safety issues occur, whether at our frozen yogurt cafés or a competitor’s location, it is likely that negative publicity would adversely affect our sales and profitability.  If our customers become ill from food-borne illnesses, we might need to temporarily close our cafés.  Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients and could increase the cost of insurance.

We face risks associated with changes in customer tastes and preferences, spending patterns and demographic trends.

Changes in customer preferences, general economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing retail outlets affect the frozen yogurt industry.  Our success depends to a significant extent on consumer confidence, which is influenced by general economic conditions, local and regional economic conditions in the markets in which we operate, and discretionary income levels.  Our sales may decline during economic downturns or during periods of political uncertainty.  Any material decline in consumer confidence or a decline in family “food away from home” spending could cause our sales, operating results, business or financial condition to decline.  If we fail to adapt to changes in customer preferences and trends, we may lose customers and our sales may deteriorate.

The current economic situation has adversely affected our business, results of operations, liquidity and capital resources.

The U.S. economy has undergone a significant slowdown over the last few years due to uncertainties related to availability of credit, difficulties in the banking and financial services sectors, softness in the housing market, severely diminished market liquidity, falling consumer confidence and rising unemployment rates. We believe that these issues, which continue to be volatile, have impacted our business in several ways.

Our business is dependent to a significant extent on national, regional and local economic conditions, particularly those that affect the customers who frequently patronize our cafés. In particular, where our customers’ disposable income available for discretionary spending is reduced (such as by job losses, credit constraints, taxes, energy, or other costs) or where the perceived wealth of customers has decreased (because of circumstances such as lower residential real estate values, increased foreclosure rates, increased tax rates or other economic disruptions), restaurants have experienced lower sales and customer traffic as potential customers choose lower-cost alternatives or choose alternatives to dining out.  We believe that our cafés have been and are similarly impacted. The resulting decrease in customer traffic or average value per transaction has negatively impacted our financial performance, as reduced revenues result in downward pressure on margins. These factors have reduced our Company-owned cafés’ gross sales and profitability, as well as the gross sales of franchised cafés, resulting in lower royalty payments from franchisees.

Diminished café performance and the difficulty in obtaining financing have also negatively impacted our ability to sell franchises and to get area developers to develop their cafés.  Persons who might otherwise invest in a franchise may be reluctant to do so if they believe that the cash flow generated by operating a U-Swirl café does not provide an adequate return on an investment or is insufficient to service debt.  These factors may also discourage area developers from investing more capital to develop their cafés.  Although we have signed agreements with area developers to open at least 18 cafés by the end of 2013, there is no assurance that all of these cafés will be opened.  If the cafés do not open, we will not receive cash flow from royalty fees they would generate or be able to establish any market presence in those areas.

All of our company-owned operations are currently concentrated in one geographic area, making us vulnerable to downturns in the local economy.

All of our company-owned cafés are located in southern Nevada.  This concentration of operations in one geographic area makes us vulnerable to downturns in the local economy.  In particular, unemployment rates in the Las Vegas area increased from 5.1% in September 2007 to 12.0% in March 2012 (according to the Nevada Department of Employment, Training and Rehabilitation).  Management believes that this has caused a decline in our sales revenues, as consumers have had less discretionary income.

Changes in food supplies and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any increase in the prices of our key ingredients could adversely affect our operating results.  We are susceptible to increases in costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations.  In addition to food, we purchase electricity, oil and natural gas needed to operate our cafés and suppliers purchase gasoline needed to transport food and supplies to us.  Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers.  We may choose not to, or be unable to, pass along price increases to our customers.  Additionally, significant increases in gasoline prices could result in a decrease of customer traffic at our cafés.  We rely on third-party distribution companies to deliver food and supplies to our cafés.  Interruption of distribution services due to financial distress or other issues could impact our operations.

Our operating costs also include premiums that we pay for our insurance, such as workers’ compensation, general liability, property and health.  These premiums may increase significantly from time to time, thereby affecting our operating results.

The frozen yogurt business is subject to seasonal fluctuations.

The frozen dessert industry in general experiences decreased sales during the winter months and higher sales during the summer months.  Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

We could be party to litigation that could adversely affect us by increasing our expenses or subjecting us to material money damages and other remedies.

We are susceptible to claims filed by customers alleging that we are responsible for an illness or injury they suffered at or after a visit to our cafés.  Should our efforts to franchise the U-Swirl concept be successful, we may also be subject to claims by dissatisfied franchisees.  Regardless of whether any claims against us are valid, or whether we are ultimately held liable, such litigation may be expensive to defend and may divert time and money away from our operations and hurt our performance.  A judgment for significant monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations.  Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results.

Employees may file claims or lawsuits against us based on discrimination or wrongful termination or based upon their rights created by applicable federal or state laws.  These claims or lawsuits could result in unfavorable publicity and could have a material adverse effect on our business.

Compliance with governmental regulations may adversely affect our business operations.

We and our franchisees are subject to various federal, state and local regulations.  Our cafés are subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies.  Requirements of local authorities with respect to zoning, land use, licensing, permitting and environmental factors could delay or prevent development of new cafés in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas.  The expenses associated with any facilities modifications required by these laws could be material.  Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, family leave mandates and a variety of similar state laws that govern these and other employment law matters.  The compliance costs associated with these laws and evolving regulations could be substantial.

The operation of the franchise system is also subject to franchise laws and regulations enacted by a number of provinces and states and rules promulgated by the U.S. Federal Trade Commission.  Any future legislation regulating our future franchise relationships may negatively affect our operations.  Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales.

The loss of our officers and directors or our failure to attract and retain additional key personnel could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors.  Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could have an adverse effect on our operations and business development.  At present, we do not have “key-man” life insurance on any of our executive officers.  There can be no assurance that the services of any member of our management will remain available to us for any period of time, or that we will be able to enter into employment contracts with any of our management, or that any of our plans to reduce dependency upon key personnel will be successfully implemented.

The knowledge and expertise of our officers and directors are critical to our operations.  Specifically, Henry Cartwright, our President and Chief Executive Officer, has had significant experience in developing franchise concepts and has maintained current contact with former franchisees.  We believe that these contacts will assist us in identifying qualified candidates to operate multi-unit franchises.

There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leaves our company.  If we lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint venture arrangements with third parties in the future whereby the third party will fund the opening of a café to be operated by us.  Such arrangements may involve risks not otherwise present with a café funded and operated by us or by a franchisee, including, for example:  the possibility that our venture partner might become bankrupt; that the venture partner may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals; that such venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; the possibility that we may incur liabilities as a result of an action taken by such venture partner; or that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business.

As a public company, we are subject to complex legal and accounting requirements that require us to incur substantial expense and expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies.  The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company.  Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities, and governmental or private actions against us.  We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held competitors as well as our larger public competitors.

The Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules and regulations issued thereunder by the Securities and Exchange Commission may deter qualified individuals from accepting positions as directors or officers.

Risks Related to Investment in Our Securities

While warrants are outstanding, it may be more difficult to raise additional equity capital.

During the term that the Class C warrants and our other warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our common stock.  We may find it more difficult to raise additional equity capital while these warrants are outstanding.  At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders.  Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights.  Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to the shares of preferred stock.

Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our Class C and other warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class C warrants.

For you to be able to exercise the Class C warrants, the shares of our common stock to be issued to you upon exercise of the warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live.  We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class C warrants.  If at their expiration date the warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of warrants, and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  In summary, the company and you may encounter circumstances in which you will be unable to exercise the Class C warrants.  In those circumstances, we may, but are not required to, redeem the warrants by payment in cash.  Consequently, there is a possibility that you will never be able to exercise the Class C warrants, and that you will never receive shares or payment of cash in settlement of the warrants.  This potential inability to exercise the Class C warrants, and the possibility that we will never elect to settle warrants in shares or cash, may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

There is, at present, only a limited market for our common stock and the Class C warrants, and there is no assurance that an active trading market for any of these securities will continue.

Although our securities are quoted on the OTC Link from time to time, the market for our securities is extremely limited.  In addition, although there have been market makers in our securities on the OTC Link, we cannot assure that these market makers will continue to make a market in our securities or that other factors outside of our control will not cause them to stop market making in our securities.  Making a market in securities involves maintaining bid and ask quotations and being able to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements.  Furthermore, the development and maintenance of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. Market makers are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as our past losses from operations and the small size of our company mean that there can be no assurance of an active and liquid market for our securities developing in the foreseeable future. Even if a market develops, we cannot assure that a market will continue, or that investors will be able to resell their securities at any price. You should carefully consider the limited liquidity of your investment in our securities.

The application of the “penny stock” rules to transactions in our securities could limit the trading and liquidity of our securities, adversely affect the market price of our securities and impose additional costs on transactions involving our securities.

Trades of our securities are subject to Rule 15g-9 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has other rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the penny stock rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity for our securities. As a result of the foregoing, investors may find it difficult to sell their securities.

Although we have agreed to maintain an effective registration statement registering the shares of common stock issuable upon exercise of our outstanding Class A warrants and Class B warrants from and during the time period the warrants are exercisable, an effective registration statement is not currently in place, and holders of our Class A warrants or Class B warrants are currently precluded from being able to exercise the warrants which, in turn, may subject us to future liability.

Under the terms of the warrant agreement dated March 19, 2008, governing our Class A warrants and Class B warrants, we have agreed to use commercially reasonable efforts to have an effective registration statement covering shares of common stock issuable upon exercise of our Class A warrants and Class B warrants from the date the warrants became exercisable through the date of their expiration on March 19, 2013.  However, we have not maintained an effective registration statement in respect of the shares of common stock issuable upon exercise of the Class A warrants or the Class B warrants because our common stock has traded well below the exercise prices of the warrants.  Accordingly, holders of our Class A warrants and Class B warrants are currently unable to exercise their warrants if they wish to do so.  To the extent our failure to maintain an effective registration in respect of the shares of common stock issuable upon exercise of the Class A warrants or the Class B warrants causes any damages to the holders of our warrants, as may be the case if the price of our common stock traded above the exercise prices of the warrants, we may be subject to contractual liability as a result of such failure.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives.  In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words.  These statements are only predictions.  You should not place undue reliance on these forward-looking statements.  The forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control, and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made.  The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors,” not all of which are known to us.  We will update this prospectus only to the extent required under applicable securities laws.  If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  Since our common stock is considered a “penny stock”, we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

USE OF PROCEEDS

We may receive gross proceeds of up to $1,035,000, before deducting expenses estimated at $16,500 and warrant solicitation fees of up to $51,750, from the exercise of the Class C warrants.  We will retain discretion over the use of the net proceeds we may receive from this offering, but we currently intend to use such proceeds, if any, for working capital purposes, financing of capital expenditures and additional operating facilities, general and administrative expenses, and sales and marketing.

PLAN OF DISTRIBUTION

The shares of common stock issuable upon the exercise of the Class C warrants will be offered solely by us, and no underwriters are participating in this offering.  For the holders of the Class C warrants to exercise the warrants, there must be a current registration statement covering the common stock underlying the Class C warrants on file with the Securities and Exchange Commission.  The issuance of the common stock must also be registered with various state securities commissions or exempt from registration under the securities laws of the states where the public warrant holders reside.

We intend to maintain a current registration statement while the Class C warrants are exercisable. The public warrants expire on October 13, 2015.

We have engaged Paulson Investment Company, Inc. (“Paulson”), on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class C warrants.  To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Securities and Exchange Commission, we have agreed to pay Paulson for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised if the exercise was solicited by Paulson. No compensation will be paid to Paulson upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that Paulson solicited his, her or its exercise;

•	the warrants are held in a discretionary account, unless prior specific written approval for the exercise;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

We may enter into agreements on substantially the same terms with other broker-dealers.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Shares of our common stock are quoted on the OTC Link under the symbol “SWRL.”  In addition, our shares were quoted on the OTC Bulletin Board from April 17, 2008 to August 9, 2010.

The following table sets forth the range of high and low bid quotations for our common stock for each fiscal quarter for the fiscal years ended December 31, 2010 and 2011 and the fiscal quarters for the current fiscal year.  These quotations reflect inter-dealer prices quoted on the OTC Bulletin Board and OTCQB without retail mark-up, markdown, or commissions and may not necessarily represent actual transactions.

	Bid Prices ($)
	High	Low
2010 Fiscal Year:
March 31, 2010	$2.85	$0.50
June 30, 2010	$1.00	$0.50
September 30, 2010	$0.85	$0.49
December 31, 2010	$0.75	$0.25

2011 Fiscal Year:
March 31, 2011	$0.42	$0.30
June 30, 2011	$0.40	$0.28
September 30, 2011	$0.40	$0.25
December 31, 2011	$0.35	$0.22

2012 Fiscal Year:
March 31, 2012	$0.25	$0.10

On May 22, 2012 , the closing price for the common stock on the OTC Link was $0.17 per share.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

CAPITALIZATION

The following table is derived from our financial statements as of March 31, 2012 , which are set forth elsewhere in this prospectus, and sets forth our capitalization as of March 31, 2012 :

March 31, 2012

Debt	$-

Stockholders’ Equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized; no shares issued or outstanding	$-
Common stock, $0.001 par value; 100,000,000 shares authorized; 4,890,835 shares issued and outstanding March 31, 2012	4,891
Common stock payable	11
Additional paid-in capital	7,850,013
Accumulated deficit	(6,501,924)
Total Stockholders’ Equity	$1,352,991

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes included in this annual report.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors,”  “Business” and elsewhere in this report.

History and Overview

We were incorporated under the laws of the state of Nevada on November 14, 2005 to own and operate EVOS fast food franchises as “Healthy Fast Food.”

Shortly after signing a franchise agreement in December 2005 to operate an EVOS restaurant in Henderson, Nevada, we engaged in a private placement to raise the capital necessary to open the restaurant.  We sold 300,000 shares of common stock in the private placement, resulting in net proceeds of $544,878.  These proceeds, together with loans from related parties, were used to build out, open and operate the restaurant, which opened in October 2006.

In December 2006, we entered into an area representative agreement that gave us the exclusive right to develop EVOS restaurants in a 12-state territory.  To maintain our exclusivity in the territory, we were required to open a minimum number of restaurants within certain timeframes through 2016.  These restaurants could be opened by us or by franchise owners that we identified and solicited.  From December 2006 to June 2007, we engaged in a second private placement of 389,450 shares of common stock, resulting in net proceeds of $1,552,127.  These proceeds were used to repay related party loans, pay some of the expenses of our initial public offering, fund our efforts to solicit franchise owners for our territory, and open another restaurant.

In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in gross proceeds of $5,100,000 and net proceeds of $4,002,840.  The net proceeds of the offering were intended to be used to open company-owned EVOS restaurants in the Las Vegas metropolitan statistical area (the “Las Vegas MSA”) during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  We opened our second restaurant in the Las Vegas MSA in December 2008, and our EVOS sub-franchisee in California opened its first restaurant in November 2008.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt (“U-Swirl”) on September 30, 2008.  We opened our first company-owned U-Swirl café in the Las Vegas MSA in March 2009, and we have since developed five more company-owned cafés in the Las Vegas MSA.  In addition, the original U-Swirl café in Henderson, Nevada, continues to operate as a franchisee.

We issued a Franchise Disclosure Document (the “FDD”) in November 2008 and filed it in certain states which require filing.  In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  Our franchisee in Reno opened a second location in October 2010, and a third café in June 2011.  We recently entered into franchise agreements for locations in Marietta, Georgia; Waco, Texas; and Philadelphia, Pennsylvania.  The Waco, Texas café opened in September 2011.  In addition, we have signed area development agreements as follows:

•	Phoenix, Arizona for the development of a minimum of seven cafés by November 2011 (of which three have been opened in 2011), three more cafés by November 2012 and a total of 23 cafés by November 2019;

•
Monmouth County, New Jersey for the development of a minimum of one café by February 2012, one more café by February 2013 and a total of three cafés by February 2014 (pursuant to an amended development schedule);

•	Las Vegas, Nevada for the development of a minimum of one café by April 2011, one more café by April 2012 and a total of four cafés by April 2013;

•
Boise, Idaho for the development of a minimum of one café by June 2011 (which opened in November 2010) and a total of two cafés by June 2012 (the second café having opened in June 2011 and the third café having opened in July 2011);

•	Tucson, Arizona for the development of a minimum of one café by October 2011 (which opened in July 2011), one more café by October 2012 and a total of five cafés by October 2015;

•	Orlando, Florida for the development of a minimum of one café by December 2011 (which opened in July 2011), one café by December 2012 and a total of four cafés by December 2014;

•	Northern California for the development of a minimum of one café by January 2012 (which opened in June 2011) and a total of five cafés by January 2014;

•	New Mexico for the development of a minimum of one café by May 2012 (which opened in February 2012) and a total of ten cafés by May 2015 (the second café having opened in March 2012);

•	Colorado Springs, Colorado for the development of a minimum of one café by May 2012 and a total of three cafés by May 2014;

•	Montana for the development of a minimum of one café by June 2012 (which opened in January 2012) and a total of four cafés by June 2014 (the second café having opened in May 2012);

•	Salt Lake City, Provo and Ogden, Utah for the development of a minimum of one café by September 2012 and a total of two cafés by September 2013 (with a total of three cafés being opened in 2011) ; and

•	Houston, Texas for the development of a minimum of two cafés by December 2012 and a total of ten cafés by December 2015.

We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009, and have reflected activities related to this concept as discontinued operations in our financial statements.  Prior periods have been restated to conform to the current presentation.  We changed our name to “U-Swirl, Inc.” effective May 16, 2011.

Results of Operations

Year Ended December 31, 2011 .  For the year ended December 31, 2011, our U-Swirl cafés generated $2,342,027 in sales, net of discounts, as compared to sales of $2,546,038 for the prior fiscal year, a decrease of 8%.  The decrease in sales was attributable to increased competition in the Las Vegas area and the continuing high rate of unemployment in the area.

Our 2011 café operating costs were $1,809,582 or 77% of net sales revenues, resulting in cafe operating profit of $532,445.  For 2010, our café operating costs, excluding pre-opening expenses attributable to training, supplies and various grand-opening promotions including product giveaways, were $1,856,134, or 73% of net sales revenues, resulting in café operating profit of $689,904.  Like other retail food operations, we were adversely affected by food costs that increased during 2011 due to the rising fuel and transportation costs.  We also experienced increased occupancy expenses, which reflected increased amounts for utilities and lease rent.

For fiscal 2011, we generated franchise fee income of $182,500 and royalty income of $112,600, as compared to franchise fee income of $32,500 and royalty income of $31,670 in fiscal 2010.  During 2011, we opened 13 franchised cafés and had 17 franchised cafés in operation for all or part of that year.  In comparison, we opened two franchised cafés during 2010 and had four franchised cafés for all or part of that year.

Marketing and advertising expenses were $95,542 for the 2011 period as compared to $86,582 for the 2010.  With the increased competition in the Las Vegas area, we needed to increase our marketing and advertising efforts.

For the year ended December 31, 2011, general and administrative expense increased by $108,336 (22%) due to the settlement with Kate Hemingway (as described in Item 3 above), a consulting agreement that started in October 2011 with our National Operations Consultant, the fair market value of stock options granted in April 2011, an allowance for doubtful accounts receivable that was charged beginning in 2011, and an increase in repairs and maintenance on café equipment.  The largest components of general and administrative expenses for the 2011 fiscal year were legal fees ($110,251), accounting fees ($47,370), repairs and maintenance ($44,481), credit card fees ($43,921), insurance ($37,432), office and postage expense ($27,261), cleaning supplies ($25,319), and travel ($25,889).  In comparison, the largest components of general and administrative expenses for the 2010 fiscal year were legal fees ($84,957), accounting fees ($50,513), credit card fees ($40,215), insurance ($39,753), repairs and maintenance ($32,589), cleaning supplies ($29,284), and travel ($28,038).

Officer compensation for the 2011 fiscal year decreased slightly by $4,007 (1%), as the value of stock issued for compensation was less in 2011 than in 2010.  This expense included $90,440 and $110,160 of stock issued to our officers in 2011 and 2010, respectively.

Investor relations fees were $-0- in 2011 and $104,050 in 2010, of which $44,050 was the value of stock issued to the investor relations firm as part of its compensation.

Depreciation and amortization expense increased by $9,606 (3%), due to the inclusion of corporate office signage, furniture and equipment purchased in 2011.

As a result of the increased revenues and decreases in café operating expenses, our operating loss decreased by $64,274 (9%).

As described above, we accounted for the “Fresh and Fast” concept divestiture as “discontinued operations.”  We wrote off all of our assets related to the EVOS restaurant concept, such as leasehold improvements, rent deposits, prepaid franchise fees and inventory, resulting in a loss on disposal of assets of $1,119,451 and a total loss on discontinued operations of $1,223,672 in 2009. In 2010, we had a gain on discontinued operations of $74,481 due to the settlement of one abandoned restaurant and the write-off of the present value of discounted future rent commitments for that abandoned leased store.

As a result of the above, our net loss for the year ended December 31, 2011 was $673,394, as compared to a loss of $663,783 for the comparable 2010 period.

Three Months Ended March 31, 2012.  For the three months ended March 31, 2012, our U-Swirl cafés generated $523,665 in sales, net of discounts, as compared to $539,137 for the three months ended March 31, 2011.  The decrease in sales revenue is attributed to the continued high unemployment rate in the Las Vegas area where all of our cafés are located, and increased competition from other frozen yogurt retailers.

Our 2012 café operating costs were $417,440, or 80% of net cafe sales revenues, resulting in café operating profit of $106,225, as compared to $425,807, or 79% of net cafe sales revenues in 2011, resulting in café operating profit of $113,330.  The slight increase in café operating costs as a percentage of net sales revenues was due primarily to higher food, beverage and packaging costs.

We also generated $55,000 in franchise fee income and $51,034 in royalty income, and $20,290 in rebate income for a total of $126,324 in franchise royalties and fees during the three months ended March 31, 2012.  During the three months ended March 31, 2011, we recognized $30,000 in franchise fee income and $16,264 in royalty income, for a total of $46,264.  Prior to 2012, we did not receive any payment discounts, rebates, and/or other types of remuneration from any suppliers based on purchases by our franchisees.  Beginning in January 2012, a supplier started paying rebate income based on purchases by our franchisees.  During the three months ended March 31, 2012, we had 17 franchised cafés in operation for the entire period and three franchised cafés in operation for a portion of the period.  During the comparable 2011 period, we had four franchised cafés in operation for the entire period and two franchised cafés in operation for a portion of the period.

Marketing and advertising expenses were $16,919 for the 2012 period as compared to $34,993 for the 2011 period.  This decrease is a result of the reduced volume of print ads, radio advertising and store promotions offered during 2012.

For the three months ended March 31, 2012, general and administrative expense increased by $12,603 (9%) to $145,456.  The largest components of general and administrative expense for the 2012 period were legal fees $20,304, accounting fees $7,500, repairs and maintenance $6,774, insurance $10,581, and credit card fees $6,859.

Officer compensation for the 2012 period increased by $7,095 (6%) to $117,264, despite the decrease in the valuation of the share-based compensation portion of this expense $12,870 in 2011 to $5,830 in 2012 due to lower stock prices. The increase is due primarily to the issuance of stock options to officers in November 2011 that are being amortized over the requisite service period.  The 2012 expense attributable to those stock options was $22,232.

Depreciation and amortization expense increased from $76,690 to $76,872, reflecting our increased base of leasehold improvements, property and equipment due to the opening of our corporate offices in the current location.

Our loss from operations decreased by $71,149 for the three months ended March 31, 2012, primarily as a result of the increase in franchise royalties and fees.

As a result of the above, our net loss for the three months ended March 31, 2012 was $124,108, as compared to a loss of $195,445 for the comparable 2011 period.

Liquidity and Financial Condition

As of December 31, 2011 .  At December 31, 2011, we had working capital of $316,215 and cash of $300,637.  At December 31, 2010, we had working capital of $495,063 and cash of $477,734.  In 2010, we completed a secondary public offering of 1,725,000 units, consisting of 1,725,000 shares of common stock and Class C warrants to purchase 1,725,000 shares, for net proceeds of $410,704.

During fiscal 2011, we had a net loss of $673,394, and operating activities used cash of $165,096.  The principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $306,961, share-based compensation of $43,890, and stock-based compensation of $53,698.  During fiscal 2010, we had a net loss of $663,783, and operating activities used cash of $264,659.  The principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $297,355 and share-based compensation of $154,210.

During fiscal 2011, investing activities used cash of $6,499, primarily due to $9,475 used to purchase fixed assets.  During fiscal 2010, we used $251,063 for investing activities, of which $244,126 was used to purchase fixed assets and $10,881 for deposits on leased premises for the one café opened in 2010.

Accounts receivable increased from $42,864 at December 31, 2010 to $117,526 at December 31, 2011, as a few of our franchisees owed royalties and payments for paper products at year-end.  Subsequent to year-end, we have arranged to have our franchisees purchase their paper products directly from the distributor rather than have us purchase the products in bulk.  We are also in the process of implementing a system to collect our royalty payments from franchisees via regularly scheduled automatic electronic transfers.

At December 31, 2011, we recorded $435,000 of deferred revenue in connection with the development fees from area development agreement signed prior to that date, as compared to $277,500 at December 31, 2010.  Pursuant to the terms of the agreements, we will recognize franchise fee revenue upon the opening of each café within the respective territories.

As of March 31, 2012.  At March 31, 2012, we had working capital of $227,523 and cash of $214,587, as compared to working capital of $316,215 and cash of $300,637 at December 31, 2011.

We had a net loss of $124,108 during the first three months of 2012, and operating activities used cash of $89,371.  The principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $76,872 and stock-based compensation of $29,186.  In comparison, operating activities used cash of $210,911 for the three months ended March 31, 2011, and the principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $76,690 and share-based compensation of $12,870.

Investing activities provided cash of $4,816 in 2012 as compared to $18,036 in 2011.  Pre-payments for inventory items are recorded as deposits.  When the items are received, they are then recorded as inventory and the amounts of prepayment are credited against deposits.  For 2011, we had deposit credits of $19,771, offset by 5,745 used to purchase signage and equipment for our new corporate headquarters located in Henderson, Nevada.

Cash used by financing activities was $1,495 in 2012, as compared to cash used of $1,307 in 2011, resulting from payments on capital lease obligations.

The Company had deferred franchise fee and area representative agreement fee revenues of $380,000 as of March 31, 2012.  Per the terms of the agreements, the Company will recognize franchise fee revenue upon the opening of each restaurant within the respective territories.

Going Concern

In its report prepared in connection with our 2011 financial statements, our independent registered public accounting firm included an explanatory paragraph stating that, because of our net loss of $673,394 for the year ended December 31, 2011 and accumulated losses of $6,377,816 since inception, there is substantial doubt about our ability to continue as a going concern.   We incurred a net loss of $124,108 for the three months ended March 31, 2012, making our accumulated deficit $6,501,924 at March 31, 2012.  Our continued existence will depend on the duration of the current economic downturn, our future performance, and our ability to successfully implement our business and growth strategies.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

The following table summarizes our obligations and commitments to make future payments for the periods specified as of March 31, 2012 :

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Capital lease obligations	$3,146	$3,146	$-	$--	$--
Operating lease obligations	1,025,554	400,191	576,706	41,706	6,951
Total	$1,028,700	$403,337	$576,706	$41,706	$6,951

Capital lease obligations are amounts owed under a lease agreement for our vehicle.  Operating lease obligations are amounts owed under leases for our existing six company-owned U-Swirl cafés and our corporate headquarters in Henderson, Nevada.

Plan of Operations

The amounts set forth in the Contractual Obligations table, together with approximately $95,000 per month to cover our fixed overhead expenses, are what we require to maintain our existing operations.  Although we have historically experienced losses from operations, including recently, based on our current projections which assume a continued increase in revenues, we believe that the operation of our six company-owned cafés and revenues from franchise royalties and fees will provide sufficient cash to maintain our existing operations indefinitely.

For the current fiscal year, we anticipate increased revenues from franchise royalties and fees, while holding our non-café operating expenses to fiscal 2011 levels.  To the extent that actual revenues fall short of our projections, we will decrease our fixed overhead expenses.  Any decreases, however, are likely to impair our ability to market and sell franchises, as the expense reductions are likely to occur in the area of public relations, marketing and advertising.  We hope that as the number of franchised cafés in operation increases, our business will have more visibility to prospective franchisees, thereby mitigating the effects of reducing our public relations, marketing and advertising expenses.  2011 was a year of significant franchise expansion.  We must carefully manage expansion opportunities and optimize existing café performance.  By doing this, we believe our cash position will improve and the trend of losses will dissipate.

The net proceeds from our secondary public offering were $410,704.  We had planned to use these proceeds to open one company-owned U-Swirl café in the southeastern area of the United States, thereby providing greater exposure for our U-Swirl brand.  However, since the completion of that offering, we have entered into a franchise agreement for a U-Swirl café in Marietta, Georgia, and an area development agreement for Orlando, Florida.   In addition, a significant portion of the proceeds have been used for working capital as we do not yet have profitable operations.  Rather than focus our efforts on opening another company-owned U-Swirl café, we are looking at other ways to increase our revenue base, including expansion through the continued sale of franchises, expansion through acquisition using our stock as consideration, and possible joint venture arrangements.

Summary of Significant Accounting Policies

Inventories.  Inventories consisting of food, beverages, and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.   The Company has no minimum purchase commitments with its vendors.  As of March 31, 2012 and December 31, 2011, inventories consisted of the following: food and beverages of $24,596 and $31,441 and non-foods of $20,973 and $54,225 , respectively.   The Company did not incur significant charges to cost of sales for spoilage during the periods then ended .

Leasehold improvements, property and equipment.  Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in “Gain or Loss from Operations.”

Impairment of long-lived assts.  We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of leasehold improvements, property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment.

Deposits.   At March 31, 2012 and December 31, 2011, deposits consisted of security deposits for multiple locations.  All deposits are carried at the lower of fair value or cost.

Revenue recognition policy.  Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  We reduce revenues by sales returns and sales discounts.

Revenue earned as a U-Swirl Frozen Yogurt franchisor is derived from cafés in U-Swirl International, Inc.’s worldwide territory and includes initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties are recognized in the period in which they are earned.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  We defer revenue from the initial franchise fee until commencement of operations by the franchisee, at which time all of our services and obligations are substantially complete.

Rebates received from purveyors that supply products to our franchisees are included in franchise royalties and fees.  Product rebates are recognized in the period in which they are earned.  Rebates related to company-owned cafés are offset against café operating costs.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The guidance in ASU 2011-04 changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements, including clarification of the FASB's intent about the application of existing fair value and disclosure requirements and changing a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU should be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS

Overview

We are in the business of offering consumers frozen desserts such as yogurt and sorbet.  We are launching a national chain of self-serve frozen yogurt cafés called U-Swirl Frozen Yogurt and are franchising this concept.  We have built and operate cafés to be owned and operated by the Company (“company-owned”) and franchise to others the right to own and operate U-Swirl cafés.

We currently own and operate six U-Swirl Frozen Yogurt cafés in the Las Vegas metropolitan area, and have 19 franchised locations across the country.  U-Swirl allows guests a broad choice in frozen yogurt by providing up to 20 non-fat and low-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  Similar to a coffee shop hangout, locations are furnished with couches and tables and patio seating.

The following table provides summary detail regarding our current locations:

Location	Date Opened	Ownership
790 Coronado Center Drive, Henderson, Nevada	April 19, 2008	Franchised
305 N. Nellis Avenue, Las Vegas, Nevada	March 24, 2009	Company-owned
7595 W. Washington Avenue, Las Vegas, Nevada	April 8, 2009	Company-owned
9795 W. Charleston Boulevard, Las Vegas, Nevada	August 7, 2009	Company-owned
6592 N. Decatur Boulevard, Las Vegas, Nevada	August 21, 2009	Company-owned
2300 Paseo Verde Parkway, Henderson, Nevada	September 23, 2009	Company-owned
57 Damonte Ranch Parkway, Suite D, Reno, Nevada	October 24, 2009	Franchised
9360 W. Flamingo Road, Las Vegas, Nevada	February 13, 2010	Company-owned
2870 North Towne Lane, Suite 106-107, Reno, Nevada	October 23, 2010	Franchised
3919 N. Eagle Road, Suite 115, Meridian, Idaho	November 27, 2010	Franchised
1230 East Baseline Road, Mesa, Arizona	February 19, 2011	Franchised
6204 N. Scottsdale Road, Suite 103, Scottsdale, Arizona	February 25, 2011	Franchised
8184 W. Overland Road, Boise, Idaho	June 3, 2011	Franchised
3009 W. Agua Fria Freeway, Suite 3, Phoenix, Arizona	June 5, 2011	Franchised
5115 Mae Ane, Suite A, Reno, Nevada	June 13, 2011	Franchised
605 Mangrove Avenue, Suite 125, Chico, California	June 28, 2011	Franchised
3587 E. Broadway Boulevard, Tucson, Arizona	July 5, 2011	Franchised
1119 S. 12th Avenue Road, Nampa, Idaho	July 10, 2011	Franchised
5761 U.S. Hwy 17-92, Suite 1021, Casselberry, Florida	July 21, 2011	Franchised
100 New Road, Waco, Texas	September 14, 2011	Franchised
10367 S. State Street, Sandy, Utah	September 14, 2011	Franchised
241 East 12300 South Draper, Utah	October 7, 2011	Franchised
209 NW State Street, American Fork, Utah	December 16, 2011	Franchised
1220 S.W. Higgins, Missoula, Montana	January 20, 2012	Franchised
8104 Wyoming Blvd NE, Suite A Albuquerque, New Mexico	February 12, 2012	Franchised
115 Harvard Drive SE, Unit 7, Albuquerque, New Mexico	March 22, 2012	Franchised
110 N. 19th Avenue, Suite B, Bozeman, Montana	May 9, 2012	Franchised

We acquired the U-Swirl Frozen Yogurt concept in September 2008 from U Create Enterprises (formerly U-Swirl Yogurt, Inc.), which is owned by the grandchildren and family of Henry E. Cartwright, our President, in consideration for 100,000 restricted shares of our common stock.  U Create Enterprises continues to operate its frozen yogurt café in Henderson, Nevada, as our franchisee.  No franchise fees or royalties are charged with respect to this location, as U Create Enterprises permits us to use the location as a training facility.

We opened our first company-owned U-Swirl location in Las Vegas, Nevada, in March 2009, and currently there are 27 U-Swirl cafés that have been opened including six company-owned cafés and 21 franchisee-owned cafés.  We plan to have at least 31 U-Swirl cafés operating by the end of 2012 and have entered into agreements for the third party development of an additional 18 cafés by the end of 2013.

We issued a Franchise Disclosure Document (the “FDD”) in November 2008 and filed it in certain states which require filing.  In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  Our franchisee in Reno opened a second location in October 2010, and a third café in June 2011.  We recently entered into franchise agreements for locations in Marietta, Georgia; Waco, Texas; and Philadelphia, Pennsylvania.  The Waco, Texas café opened in September 2011.  In addition, we have signed area development agreements as follows:

•	Phoenix, Arizona for the development of a minimum of seven cafés by November 2011 (of which three have been opened in 2011), three more cafés by November 2012 and a total of 23 cafés by November 2019;

•
Monmouth County, New Jersey for the development of a minimum of one café by February 2012, one more café by February 2013 and a total of three cafés by February 2014 (pursuant to an amended development schedule);

•	Las Vegas, Nevada for the development of a minimum of one café by April 2011, one more café by April 2012 and a total of four cafés by April 2013;

•
Boise, Idaho for the development of a minimum of one café by June 2011 (which opened in November 2010) and a total of two cafés by June 2012 (the second café having opened in June 2011 and the third café having opened in July 2011);

•	Tucson, Arizona for the development of a minimum of one café by October 2011 (which opened in July 2011), one more café by October 2012 and a total of five cafés by October 2015;

•	Orlando, Florida for the development of a minimum of one café by December 2011 (which opened in July 2011), one café by December 2012 and a total of four cafés by December 2014;

•	Northern California for the development of a minimum of one café by January 2012 (which opened in June 2011) and a total of five cafés by January 2014;

•	New Mexico for the development of a minimum of one café by May 2012 (which opened in February 2012) and a total of ten cafés by May 2015 (the second café having opened in March 2012);

•	Colorado Springs, Colorado for the development of a minimum of one café by May 2012 and a total of three cafés by May 2014;

•	Montana for the development of a minimum of one café by June 2012 (which opened in January 2012) and a total of four cafés by June 2014 (the second café having opened in May 2012);

•	Salt Lake City, Provo and Ogden, Utah for the development of a minimum of one café by September 2012 and a total of two cafés by September 2013 (with a total of three cafés being opened in 2011) ; and

•	Houston, Texas for the development of a minimum of two cafés by December 2012 and a total of ten cafés by December 2015.

In some cases, our area developers have encountered delays with lease negotiations, licensing and permitting issues, and construction schedules.  We have chosen to continue to work with the developers and, amend development schedules as necessary, rather than enforce the development schedules contained in their respective agreements, in an effort to promote and support our franchising efforts.

Industry Background

We believe that there is an increasing awareness among consumers of the connection between diet and good health, as evidenced by the current focus on childhood obesity by Michelle Obama and recent initiatives to improve school lunch programs.  We believe that as a result, demand for high-quality healthy foods, in particular healthy fast foods, is increasing and that our U-Swirl cafés will be able to take advantage of this growing demand for healthy food by focusing on foods with lower-fat, higher nutritional content and wholesome, natural food ingredients.

According to Ice Cream and Frozen Desserts in the U.S.: Markets and Opportunities in Retail and Foodservice, 6th Edition, published in January 2010 by Packaged Facts (the “Packaged Facts Report”), the frozen dessert industry is a large and growing industry. In 2009, the U.S. market for ice cream and related frozen desserts, including frozen yogurt and frozen novelties, grew two percent to $25 billion.  The Packaged Facts Report also mentioned that consumers are in search of value products and products that can benefit their health, such as those that include ingredients such as probiotics.  We believe that our self-serve cafés, which offer frozen yogurt carrying the National Yogurt Association’s Live and Active Cultures seal, address this demand.  The Packaged Facts Report forecasts that the inclusion of probiotics in frozen yogurt will cause that segment’s sales growth to surpass other frozen dessert categories through 2014.

We believe that women and children/young adults comprise our targeted market based upon the observations of the staff in our U-Swirl cafés.

Competition

We believe that each of the following frozen yogurt franchises may provide competition to U-Swirl:
•	TCBY – approximately 470 locations worldwide; some self-serve locations

•
Pinkberry – approximately 170 locations in Alabama, Arizona, California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Rhode Island, Tennessee, Texas, Virginia, Canada, Peru, Philippines, Russia, United Kingdom, and several countries in the Middle East; not self-serve

•	Golden Spoon – approximately 120 locations in Arizona, California, Colorado, Nevada, Utah, Canada, Japan and the Philippines; not self-serve

•
Red Mango – approximately 140 locations in Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Indiana, Louisiana, Maryland, Massachusetts, Minnesota, Missouri, Nebraska, Nevada, New Jersey, New York, North Carolina, Texas, Utah, Virginia, Washington and Wisconsin; some self-serve locations

•
Yogurtland – approximately 170 locations in Alaska, Arizona, California, Colorado, Florida, Georgia, Guam, Hawaii, Louisiana, Missouri, Nevada, New Jersey, Oregon, Texas, Utah, Washington, Mexico and Japan; self-serve

•
Menchie’s – approximately 160 locations in Alabama, Alaska, Arizona, California, Colorado, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wyoming, and 18 countries around the world; self-serve

•	Orange Leaf – approximately 130 locations in Alabama, Arkansas, Arizona, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana,

Massachusetts, Mississippi, Missouri, Nebraska, New York, North Carolina, Ohio, Oklahoma, Tennessee, Texas, Utah and Washington; self-serve

Many of these competitors have significant competitive advantages over the Company in terms of operating histories, number of locations in operation, number of franchisees and area developers, capital and human and other resources.  There are also numerous retail outlets offering frozen yogurt that are independently owned and operated.  We compete not only for customers, but also for management and hourly personnel, suitable real estate sites, investment capital and qualified franchisees.  Further, the food service/restaurant industry is often affected by changes in consumer tastes; national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; the type, number and location of competing food retailers and products; and disposable purchasing power.  Accordingly, there can be no assurances that the Company can successfully compete at a level to achieve our goals.

We have designed U-Swirl cafés to be distinguishable from other frozen yogurt retail outlets by offering the following:

•	“Café Style” inside café-style seating for 50 people and outside patio seating, where feasible and appropriate;
•	spacious surroundings of 1,800 to 3,000 square feet;
•	16 to 20 flavors of frozen yogurt;
•	up to 70 toppings; and
•	self-serve format allowing guests to create their own favorite snack.

Management believes that these characteristics may provide us with the ability to compete successfully in this industry.

Growth Strategy

The Company’s growth strategy is to maximize its market share and market penetration through the development of company-owned, franchise-owned and joint-venture cafés.  Based on an analysis of population statistics, the Company believes that an estimated 3,000 U-Swirl cafés could be opened in the United States.  These estimates are based on a variety of factors including total population, population density, drive-time and other factors related to consumer convenience, consumer demand, local market competition and other relevant factors.  In addition, we believe that foreign markets represent expansion opportunities as well.

There can be no assurances that we can or will be able to successfully develop and operate the estimated 3,000 potential cafés in the United States.  Similarly, other risk factors identified herein could adversely impact our ability to fully develop the forecasted market opportunity.

Franchise Marketing

Our marketing strategy for establishing multi-unit franchises was initially to contact individuals or entities that had previously developed franchises with our management team in other concepts.  We believed it was prudent to leverage established relationships and to create new relationships with management teams with the proper knowledge, experience, and access to financial resources necessary to successfully develop and operate a U-Swirl franchise in a timely fashion.  Specifically, Henry Cartwright, our Chairman and President, has had significant experience in developing franchise concepts and has maintained current contact with former franchisees.  We believe that these contacts were useful in identifying qualified candidates to operate multi-unit franchises.

With six company-owned cafés and a continually growing number of franchised cafés in operation, we now identify qualified candidates through referrals from other franchisees, inquiries on our web site and customers of U-Swirl cafés.

We are seeking individuals or groups with the skills and financial strength to operate multi-unit franchise organizations within specific geographic territories.  We anticipate a franchise territory will consist of areas that are either cities or counties depending on population.

We will consider the skills and investment capital that each potential multiple franchise owner presents to determine the size and nature of the territory and the minimum number of U-Swirl locations that the franchise owner will be required to maintain in the territory in order keep the exclusive rights to that territory.  We consider the appropriate number of locations in an area to be one café per 100,000 people and then set the minimum number of locations at half the amount.  For example, a negotiated territory with a population of 2,000,000 should support 20 U-Swirl cafés and a franchisee of that territory would be required to open a minimum of 10 cafés over 5 years to maintain exclusivity.  Franchisees will not be restricted from opening additional cafés beyond the minimum for their territory.

Area Development Agreements

We have elected to pursue a development strategy focused, where appropriate, on the execution of area development agreements (“ADAs”) with qualified area developers that possess, or have the ability to secure in a timely manner, the experience, knowledge and abilities, established market knowledge and relationships, capital resources, and the skills necessary to develop multiple locations in a market.  Prior to the execution of an ADA, we determine the minimum number of cafés that must be developed within a territory.  A territory will consist of one or more metropolitan or micropolitan1 statistical areas.  A standard form ADA generally provides for the following:

•	Term: Until the end of the development schedule, generally ten years;
•	Development Exclusivity: The ADA provides for limited and conditional development exclusivity for the area covered by the ADA. The exclusivity does not apply to:
•	Non-traditional café types (such as shopping mall food court or airport locations), or
•	Cafés acquired by the Company pursuant to a merger or acquisition;
•
Minimum Development Required:  A standard form ADA requires the area developer to develop a pre-determined number of locations within the territory on an annual basis for each year during the term of the ADA; and

•	Rights of Renewal: The ADA may be renewed if the area developer has not committed a material breach of the ADA or an underlying franchise agreement.

Our requirements for qualified area developers will result in fewer franchisees in our system but we believe that the area developer will generally be able to create more value for the U-Swirl network by implementing more comprehensive, responsive and competitive development, operations and marketing strategy and programs.

Franchise Development and Operations

The estimated initial investment for a U-Swirl franchise is $360,000 to $465,000, exclusive of real estate costs.  Franchisees pay an initial franchise fee of $25,000 for a single unit.  Area developers pay a development fee of $25,000, which includes the initial franchise fee for the first café, plus $5,000 for each additional café constituting the minimum number of units for an area development agreement.  The minimum number is that number of cafés we determine should be opened in the development area.  The development fee of $25,000 is applied to the initial franchise fee to be developed under the agreement and for each successive café the franchise fee is $5,000.  The development fee is not refundable.

Our existing franchisees pay a 3% royalty on monthly net sales and may pay an additional 2% to support national and regional advertising efforts once we determine that the system has grown to a

______________________________

1 As defined by the United States Census Bureau, a micropolitan area is the area (usually a county or grouping of counties) surrounding and including a core city with population between 10,000 and 49,999 (inclusive). Suburbs of metropolitan areas are generally not considered to be micropolitan core cities, although they can be if they are in another county from the metropolitan core.

sufficient size to warrant these efforts.  We expect to increase the royalty to 5% for new franchisees to our system within the next few months.  We require franchisees to dedicate at least 1% of net sales to local advertising.

Under the U-Swirl system, each café must conform to a standard of interior design, featuring a distinctive and comfortable décor.  The minimum size for a typical U-Swirl café is 1,800 square feet, but cafés in malls, kiosks or other unique locations may be smaller.  Under the terms of the franchise agreement, franchisees are required to obtain our approval of the café site, build out the space in accordance with our standards, satisfactorily complete training, and purchase certain equipment and supplies from us or our approved suppliers.  Franchisees are also required to purchase a point-of-sale system that meets U-Swirl system standards and to establish and maintain high-speed Internet access from a service provider meeting the minimum specifications established by us.  All goods sold by our franchisees must be purchased through us or through our approved suppliers that have met our specifications and standards.  Specifically, the yogurt sold in U-Swirl cafés must meet the criteria established by the National Yogurt Association for live and active culture yogurt.

Currently, all of the frozen yogurt served in our cafés is purchased from YoCream International, Inc. and all of the frozen yogurt dispensing equipment is purchased from either Taylor Company and/or Stoelting Food Service Equipment Company.  We source toppings and supplies from local area distributors.  We believe that all of these items are readily available from other sources.

Each franchise agreement has a 15-year term and may be renewed for up to two additional 15-year terms.  Transfers by the franchisees are permitted with our approval, but we have a first right of refusal to purchase the franchise business.  Upon termination of the franchise agreement, we have the option to purchase the assets used in the franchise business at fair market value.

Market Development

We launched the U-Swirl concept by focusing our development efforts on company-owned cafés in the Las Vegas metropolitan statistical area.  We believed that by developing our local area, we would then be able to better monitor café level operations and the effectiveness of various marketing and advertising programs, and market to persons who want to develop multi-unit areas.

We are currently engaged in developing additional market development plans.  These plans will be used to develop company-owned, franchise-owned and joint-venture locations and possibly grow by acquisition.  We are currently reviewing additional markets and will prioritize these markets based on a variety of factors including maximizing distribution channel and management efficiencies, executing area development agreements and other factors.

We launched our new market development initiatives in October 2009 with the expansion of our management team that included professionals experienced in the development of restaurant and retail concepts on a national level.  While these professionals are no longer with us, we continue to utilize comprehensive data gathering and analysis, incorporating consumer demographic densities and characteristics, psychographic data, traffic counts and flow, short-term and long-term market development trends, proximity to community points-of-interest, local competitors and site availability.  Once we identify available sites that meet or exceed our criteria, we apply another round of scrutiny.  These criteria include, but are not limited to, site visibility, ingress and egress, size, location within a shopping center, tenant mix and rent factors.

Personnel Development

The Company believes that a critical factor in the successful development and operation of each U-Swirl café is the development of café personnel.  To meet this need, the Company has developed a comprehensive U-Swirl training program that all café personnel are required to complete. The training requirement applies to all U-Swirl cafés including company-owned, franchise-owned and licensed U-Swirl cafés.  The training program addresses all key areas of café operations.

In addition to its café personnel, the Company requires that all non-café employees successfully complete the U-Swirl training program.  This ensures that all non-café personnel that support our café operations are fully aware of issues relating to successful retail operations and maximizing customer satisfaction.

Point-of-Sale System

The Company utilizes a point-of-sale system which provides a vast array of reports that tracks key metrics and performance measures.  The Company’s café managers and management team utilize the data to measure and monitor café performance and effectiveness of advertising and promotion programs.  The Company continues to refine its reporting package to ensure timely and accurate reporting and trend analysis that is used to accomplish various objectives to maximize profitability, for each café and in the aggregate, including:

•	Developing and implementing cost-effective new customer acquisition and customer loyalty programs;
•	Achieving and maintaining target cost of sales and labor costs and gross margins;
•	Incorporating café performance analytics with other relevant factors to refine criteria to provide predictive indicators for purposes of site selection for future cafés; and
•	Forecasting future performance.

Key data tracked and analyzed includes, but is not limited to:

•	Product sales and sales mix;
•	Customer and transaction counts; and
•	Employee labor hours.

Trademarks and Copyrights

In connection with our U-Swirl operations, the following marks have been registered with the U.S. Patent and Trademark Office:

•	“u-swirl FROZEN YOGURT and Design”;
•	“U-SWIRL FROZEN YOGURT”;
•	“U-SWIRL”;
•	“U and Design”; and
•	“WORTH THE WEIGHT”.

Government Regulation

We are subject to various federal, state and local laws affecting our business.  Our cafés must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the café is located.  Moreover, federal Food and Drug Administration regulations require yogurt to have two types of bacteria, lactobacillus bulgaricus and streptococcus thermophilus.  There are no federal standards for any kind of frozen yogurt, although some have been proposed.  A majority of the states have adopted standards that are either specific to frozen yogurt or cover frozen desserts generally.  These standards address some or all of the following:  milkfat content, milk solid content, acidity, bacteria count and content and weight.

We are also subject to federal and state laws governing employment and pay practices, overtime, tip credits and working conditions.  The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages.  Additionally, we are subject to federal and state child labor laws which, among other things, prohibit the use of certain “hazardous equipment” by employees 18 years of age or younger.  Under the Americans with Disabilities Act, we could be required to expend funds to modify our cafés to better provide service to, or make reasonable accommodation for the employment of disabled persons.  We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements.  We believe future expenditures for such compliance would not have a material adverse effect on our operations.

The franchises that we offer are subject to federal and state laws pertaining to franchising.  These laws require that certain information be provided to franchise prospects at certain times and regulate what can be said and done during the offering process.  Some states require the franchise offering circular to be registered and renewed on an annual basis.

Employees

Our U-Swirl cafés have approximately five full-time employees and 35 part-time employees that work various shifts.  The cafés are open seven days per week generally from 11:00 a.m. to 11:00 p.m. or midnight.  In addition to the employees at the cafés, we had 4 full-time employees as of May 15, 2012, consisting of our chief executive officer and one person for each of the following functions: café site selection and build out, franchise sales, café operations and administration.  In addition, we had 3 part-time employees and a consultant who serves as our National Operations Consultant.

Facilities

Our principal offices are located at 1175 American Pacific, Suite C, Henderson, Nevada 89074, in approximately 5,200 square feet of space leased for a term of three years expiring in July 2013.  We pay rent of $2,743 per month.

The leases for our café operations range from approximately 1,600 to 3,000 square feet.  The leases are generally for five-year terms with options to extend.  We currently have six leases in place which range between $1,109 and $7,074 per month, inclusive of common area maintenance charges and taxes.

Legal Proceedings

On June 21, 2010, Katherine Hemingway, our former Vice President of Marketing and Communications, filed a Notice of Charge of Discrimination against us with the United States Equal Employment Opportunity Commission (“EEOC”), asserting that she was denied equal terms and conditions of employment and compensation.  She sought monetary damages and an unspecified amount of stock.  We entered into a settlement agreement with Ms. Hemingway in February 2012 and paid the first installment of the $22,500 settlement.   We paid the remaining portion of the settlement in May 2012 .  Ms. Hemingway is married to Gregory Janson, a former director.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

MANAGEMENT

Directors, Executive Officers and Key Employees

Our directors, executive officers and key employees, and their ages as of the date of this prospectus, are as follows:

Name	Age	Position
Henry E. Cartwright	73	Chairman of the Board and President
Ulderico Conte	42	Chief Executive Officer, Interim Chief Financial Officer and Director
Terry A. Cartwright	50	Chief Operating Officer
Dana Cartwright	51	Corporate Trainer/Manager
Sam D. Dewar	66	Director
Jimmy D. Sims	79	Director

The term of office of each director ends at the next annual meeting of our stockholders or when such director’s successor is elected and qualifies.  The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Henry E. Cartwright has been our Chairman of the board of directors and President since April 2007 and was one of our founders.  He also served as our Chief Executive Officer from April 2007 to April 2011.  From October 2002 to April 2007, Mr. Cartwright was semi-retired and a private investor in numerous real estate and lending transactions and other ventures.  Mr. Cartwright served as Chairman of the board of directors of Major Video Corp. from December 1982 until its merger with Blockbuster Entertainment Corporation in January 1989.  During his tenure, Major Video had over 20 multiple unit franchisees in 28 states and Canada.  In September 1993, Mr. Cartwright founded Back to the 50’s, Inc., a company that sold 50’s and 60’s memorabilia through a mail order catalog and showroom.  Back to the 50’s, Inc., was acquired by Crowne Ventures, Inc. in November 1995.  Mr. Cartwright served as a Director of Crowne Ventures, Inc., from 1995 until he resigned in April 1998.  He served as Chairman of the board of directors of Americabilia.com, Inc. (now known as Seaena, Inc.), from September 1999 to October 2002.  Americabilia was engaged in direct Internet merchandising of American-themed collectibles, gifts and memorabilia.  Mr. Cartwright also had similar management responsibilities with franchised concepts such as Taco Boy, a Mexican fast food company; Olde English Fish and Chips; Mom’s Ice Cream; and Pizza Hut. He is the father of Terry A. Cartwright and Dana Cartwright.  We have concluded that Mr. Cartwright should serve as a director because of his previous management experience with franchised concepts.

Ulderico Conte has been our Chief Executive Officer and Interim Chief Financial Officer since April 2011 and a director since November 2010.  He served as our Vice President of Franchise Development from April 2007 to April 2011 and was one of our founders.  From June 2005 to November 2005, he researched various restaurant concepts before deciding on the EVOS concept and forming the Company.  He served as our Vice President, Secretary and a Director from inception to April 2007.  Mr. Conte was the President and Principal of PIN Financial LLC, a FINRA member investment banking firm from May 2005 to February 2009.  From October 2004 to May 2005, he worked as an institutional trader with Garden State Securities.  He served in a similar role with Tradition Aisle Securities from February 2003 to October 2004.  Until 2003, Mr. Conte owned and operated Stone Harbor Financial Services, LLC, a securities broker-dealer firm.  Following the events of September 11, 2001, he made substantial personal loans to support Stone Harbor and pay its employees.  Stone Harbor ceased doing business in 2003 and Mr. Conte filed for personal bankruptcy in October 2003.  He received a Bachelor’s degree in Business from Rider University and a Master’s degree in Business Administration from the University of

Phoenix.  We have concluded that Mr. Conte should serve as a director because of his familiarity with the Company and business development experience.

Terry A. Cartwright has been our Chief Operating Officer since April 2011.  He served as our Vice President of Café Development since April 2007 and was one of our founders.  Since May 2002, he has served as President of Gold Key, Inc., d/b/a Monster Framing, a wholesale custom picture and art manufacturing company specializing in hotels, timeshares, condos and retail shops.  Since 1989, he has served as Vice President and Director of Operations for MV Entertainment, a franchisee of Blockbuster Entertainment Corp., with stores in Southern California.  From 1985 until 1989, he served as the Director of New Store Development for Major Video Corp.  Mr. Cartwright attended the University of Nevada at Las Vegas.  He is the son of Henry E. Cartwright and the brother of Dana Cartwright.

Dana Cartwright has been our Corporate Trainer since October 2006.  From January 1991 to October 2006, she was the Secretary and Manager of MV Entertainment, Inc., a Blockbuster video store franchisee located in Henderson, NV.  She is the daughter of Henry E. Cartwright and the sister of Terry A. Cartwright.

Sam D. Dewar has been a director since June 2007.   Mr. Dewar resigned from Natural Harmony Foods, Inc. in July 2009, where he had been the President and CEO since January 2002 when he founded that company.  He is currently a professor of marketing at Northwood University in West Palm Beach, Florida, and a consult. Mr. Dewar filed for personal bankruptcy in June 2010.  Natural Harmony Foods was an independent food company based in Fort Lauderdale, Florida, that developed and marketed natural meat products blended with soy protein that was lower in fat.   Mr. Dewar has been involved in the food industry since 1970.  His experience includes ten years with Campbell Soup Company as the General Manager of the Pepperidge Farm Biscuit Division from 1970 to 1980, and eight years with Mars, Inc. as the President of the Snackmaster division from 1980 to 1988.  He received a Bachelor’s degree from Duke University and a Master’s degree in business from the University of Pennsylvania Wharton School.  We have concluded that Mr. Dewar should serve as a director because of his experience in the food industry and his training in business.

Jimmy D. Sims has been a director since November 2010.  He is retired after having been involved in Pizza Hut operations from 1965 to 1997.  He started his career as a store manager, became an area general manager, and then became a franchise owner from 1972 to 1997.  Mr. Sims currently manages his stock and real estate investment portfolio.  He received an associate’s degree from Porterville College.  We have concluded that Mr. Sims should serve as a director because of his experience with franchised concepts and in the restaurant industry.

No directorships are held by any director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company, under the Investment Company Act of 1940.

All of our officers work full-time for the company.

Director Independence

Our common stock is not listed on any exchange.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.  Since we are not currently subject to corporate governance standards relating to the independence of our directors, we choose to define an “independent” director in accordance with the NASDAQ Capital Market’s requirements for independent directors (NASDAQ Marketplace Rule 5605).  The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.

Sam D. Dewar and Jimmy D. Sims are considered independent directors under the above definition.  As they are considered our only independent directors at this time, the entire board of directors, rather than committees, acts on various items.

Limitation of Liability and Indemnification

Our articles of incorporation, as amended, contain provisions that limit the liability of our directors and officers for monetary damages for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.  Such persons shall not be liable unless it is proven that his act or failure to act constituted a breach of his fiduciary duties and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.  The articles do not preclude liability for directors for the payment of unlawful distributions in violation of Nevada Revised Statutes Section 78.300.

Our articles of incorporation also provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Nevada law.  Our bylaws provide for the advancement of expenses prior to the final disposition of any action, suit or proceeding.  We have obtained directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act of 1933 to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information about the remuneration of our principal executive officer for services rendered during our last two completed fiscal years, and our other executive officers that had total compensation of $100,000 or more for our last completed fiscal year (the “Named Officers”).  Certain tables and columns have been omitted as no information was required to be disclosed under those tables or columns.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Henry E. Cartwright, President	2011 2010	84,000 84,000	30,936 26,430	15,732 8,173 (1)	130,668 118,603
Ulderico Conte, CEO	2011 2010	84,000 84,000	30,997 26,430	20,676 18,748 (2)	145,993 129,178
Terry A. Cartwright, COO	2011 2010	60,000 60,000	41,317 44,050	16,596 14,086 (3)	117,913 118,136
________________
(1)	Consists of health insurance and dental insurance premiums paid for Mr. Cartwright.
(2)	Consists of health insurance and dental insurance premiums paid for Mr. Conte and his family.
(3)	Consists of health insurance and dental insurance premiums paid for Mr. Cartwright and his spouse.

Employment Arrangements

The Company’s officers are each considered an employee-at-will, and neither the Company nor its officers are obligated to the other party for the continuation of employment or the payment of compensation or benefits.

We have been paying the following monthly compensation to officers of the Company since September 1, 2009:

•	Henry E. Cartwright - $7,000 and 3,000 shares of common stock;
•	Ulderico Conte - $7,000 and 3,000 shares of common stock; and
•	Terry A. Cartwright - $5,000 and 5,000 shares of common stock.

Prior to September 1, 2009, we paid only cash compensation.

There are no written employment agreements with any of these officers.  The shares granted as compensation are not subject to any vesting requirements.

The following table set forth information regarding the outstanding equity awards as of December 31, 2011 for our Named Officers.

Outstanding Equity Awards At Fiscal Year-End
Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Henry E. Cartwright	106,250 (1) -0- -0-	-0- 175,000 (2) 59,000 (3)	4.40 0.42 0.28	6/30/2012 5/16/2016 11/17/2016
Ulderico Conte	31,250 (1) -0- -0-	-0- 175,000 (2) 59,000 (3)	4.40 0.42 0.28	6/30/2012 5/16/2016 11/17/2016
Terry A. Cartwright	31,250 (1) -0- -0-	-0- 175,000 (2) 50,000 (3)	4.40 0.42 0.28	6/30/2012 5/16/2016 11/17/2016
__________________
(1)	These options were granted on June 30, 2007. Half of the options granted vested March 1, 2008 and the remaining half vested March 1, 2009.
(2)	These options were granted on May 16, 2011. Half of the options granted vested May 16, 2012 and the remaining half vest May 16, 2013.
(3)	These options were granted on November 17, 2011. Half of the options granted vest November 17, 2012 and the remaining half vest November 17, 2013

During the fiscal year ended December 31, 2011, there were no exercises of stock options by the Named Officers.

Compensation of Directors

Each of our non-employee directors receives reimbursement for expenses of attendance for each scheduled meeting that requires physical attendance.  We do not pay any cash compensation to any of our non-employee directors for their service on the board.  In 2007, we granted each of our non-employee directors options to purchase up to 25,000 shares of common stock, exercisable at $4.40 per share.  The options are exercisable until June 30, 2012 and vested as to 25% upon date of grant (June 30, 2007) and 75% one year from date of grant (June 30, 2008).  We did not pay any compensation to our directors for the fiscal years ended December 31, 2008, 2009 and 2010.

Beginning with the adoption of our 2011 Stock Option Plan on April 20, 2011, non-employee directors are granted options to purchase 25,000 shares of common stock on the date on which such directors are first appointed by the Board or elected by the stockholders. Immediately after the completion of each annual meeting of the stockholders of the Company, each non-employee member of the Board will be awarded a formula option to purchase 25,000 shares of common stock. Formula options will have an option price equal to the fair market value of the common stock as of the date of such grant. The terms of the 2011 Stock Option Plan, including the vesting provisions described below, will apply to all formula options granted.

The following table sets forth the compensation paid to our non-employee directors for services rendered during the year ended December 31, 2011.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)	All Other Compensation ($)	Total ($)
Sam Dewar	-0-	-0-	2,592	-0-	2,592
Jim Sims	-0-	-0-	2,592	-0-	2,592
_______________
(1)
The Company granted 25,000 options to each non-employee director on April 20, 2011 that were valued at $0.27 per share which represents the FAS 123(R) value of the option on that date.  Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model.  The Black-Scholes model was used with the following assumptions:  volatility rate of 125.7%; risk-free interest rate of 1.09% based on a U.S. Treasury rate of 3 years; and a 5-year expected option life.  The options vest 50% one year from date of grant and 50% on the two-year anniversary of the grant date.  The options are exercisable at $0.42 per share and expire five years from the grant date.  The Company also granted 25,000 options to each non-employee director on November 17, 2011 that were valued at $0.20 per share which represents the FAS 123(R) value of the option on that date.  Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model.  The Black-Scholes model was used with the following assumptions:  volatility rate of 123.5%; risk-free interest rate of 0.40% based on a U.S. Treasury rate of 3 years; and a 5-year expected option life.  The options vest 50% one year from date of grant and 50% on the two-year anniversary of the grant date.  The options are exercisable at $0.28 per share and expire five years from the grant date.

Stock Option Plans

2007 Stock Option Plan.  Our stockholders adopted the 2007 Stock Option Plan (the “2007 Plan”) on June 27, 2007, which currently permits the granting of options to purchase up to 486,683 shares.  This amount adjusts at the beginning of each of our fiscal quarters to a number equal to 10% of the number of shares of common stock outstanding at the end of our last completed fiscal quarter, or 470,000 shares, whichever is greater, and provided further that such number will be increased by the number of shares of option stock that we subsequently may reacquire through repurchase or otherwise.  Options may be granted to officers, directors, employees, and consultants on a case-by-case basis.  The 2007 Plan will remain in effect until it is terminated by the board of directors or, if so appointed by the board, a committee of two or more disinterested directors administering the 2007 Plan, except that no incentive stock option will be granted after June 26, 2017.

The 2007 Plan is intended to (i) encourage ownership of shares by our employees and directors and certain consultants to the company; (ii) induce them to work for the benefit of the company; and (iii) provide additional incentive for such persons to promote the success of the company.

The board of directors or committee may amend, suspend or discontinue the 2007 Plan at any time or from time to time; provided that no action of the board will cause incentive stock options granted under the 2007 Plan not to comply with Section 422 of the Internal Revenue Code unless the board specifically declares such action to be made for that purpose and provided further that without the approval of our stockholders, no such action may: (i) materially increase the maximum aggregate number of shares that may be issued under options granted pursuant to the 2007 Plan, (ii) materially increase the benefits accruing to 2007 Plan participants, or (iii) materially modify eligibility requirements for the participants.  Moreover, no such action may alter or impair any option previously granted under the 2007 Plan without the consent of the holder of such option.

The 2007 Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations, stock splits or combinations.

Each option granted under the 2007 Plan will be evidenced by a written option agreement between us and the optionee.  The option price of any incentive stock option or non-qualified option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock will have an option price of not less than 110% of the fair market value per share on the date of grant.  “Fair Market Value” per share as of a particular date is defined in the 2007 Plan as the closing price of our common stock as reported on a national securities exchange or the last transaction price on the reporting system or, if none, the average of the closing bid and asked prices of our common stock in the over-the-counter market or, if such quotations are unavailable, the value determined by the board in its discretion in good faith.

The exercise period of incentive stock options or non-qualified options granted under the 2007 Plan may not exceed ten years from the date of grant thereof.  Incentive stock options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years.

The right to exercise an option granted under the 2007 Plan will be subject to the following vesting periods, subject to the optionee continuing to be an eligible participant and the occurrence of any other event (including the passage of time) that would result in the cancellation or termination of the option:

(i)	no portion of the option will be exercisable prior to four (4) months from the grant date;

(ii)	upon and after the expiration of one year from the grant date, the optionee may exercise up to one-half of the option granted; and

(iii)
the option will become exercisable on a cumulative basis as to the remaining half of the total option granted, two years from the grant date, so that the option will have become fully exercisable, subject to the optionee’s remaining an eligible participant, on the second anniversary of such grant date; and

(iv)	such additional vesting periods as may be determined by the board or committee in its sole discretion.

To exercise an option, the optionee must pay the full exercise price in cash, by check or such other legal consideration as may be approved by the committee.  Such other consideration may consist of shares of common stock having a fair market value equal to the option price, cashless exercise, a personal recourse note, or in a combination of cash, shares, cashless exercise and a note, subject to approval of the committee.

An option may not be exercised unless the optionee then is an employee, consultant, officer, or director of our company or its subsidiaries, and unless the optionee has remained continuously as an employee, consultant, officer, or director of our company since the date of grant of the option.  If the optionee ceases to be an employee, consultant, officer, or director of our company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, consultant, officer or director of our company.

If the employee is terminated “for cause” (as that term is defined in the 2007 Plan), such employee’s options will terminate immediately on the date the optionee ceases employment or association.

If an optionee dies while an employee, consultant, officer or director of our company, or if the optionee’s employment, consultant, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee’s estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

As of December 31, 2011, 480,750 options were outstanding under the 2007 Plan.

2011 Stock Option Plan.  Our stockholders adopted the 2011 Stock Option Plan (the “2011 Plan”) on April 20, 2011, which permits the granting of options to purchase up to 750,000 shares.  The terms and provisions of the 2011 Plan are identical to the 2007 Plan, except that the 2011 Plan provides for the granting of “formula options” to purchase 25,000 shares of common stock to our non-employee directors on the date on which such directors are first appointed by the board or elected by the stockholders. Immediately after the completion of each annual meeting of the stockholders of the Company, each non-employee member of the board will be awarded a formula option to purchase 25,000 shares of common stock. Formula options will have an option price equal to the fair market value of the common stock as of the date of such grant. The terms of the 2011 Plan, including the vesting provisions described above, will apply to all formula options granted.  Formula options to purchase a total of 50,000 shares of common stock were granted on April 26, 2011, of which half vests April 20, 2012 and the remaining half vests April 20, 2013.

In addition, options to purchase a total of 700,000 shares of common stock were granted on May 16, 2011 and on November 17, 2011, of which one-half will vest on the one-year anniversary of the grant date and the remaining half will vest on the two-year anniversary of the grant date.

As of December 31, 2011, 750,000 options were outstanding under the 2011 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership of our common stock, as of May 21, 2012 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group.  We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 21, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class (2)
Chester L.F. Paulson and Jacqueline M. Paulson (3)	517,376	9.5%
Paulson Family LLC (3)	517,376	9.5%
Paulson Capital Corp. (3)	517,376	9.5%
Paulson Investment Company, Inc. (3)	517,376	9.5%
High Capital Funding, LLC (4)	490,000	9.5%
Ulderico Conte (5)	396,750	7.9%
Terry A. Cartwright (6)	391,750	7.8%
Henry E. Cartwright (7)	373,750	7.3%
Dana Cartwright (8)	100,000	2.0%
Sam D. Dewar (9)	37,500	*
Jimmy D. Sims (10)	37,500	*
All directors and officers as a group (6 persons)(11)	1,337,250	24.4%

*less than 1%

__________________
(1)
With the exception of High Capital Funding, LLC and Chester L.F. Paulson and Jacqueline M. Paulson, the address of those listed is c/o U-Swirl, Inc., 1175 American Pacific #C, Henderson, Nevada 89074.  High Capital Funding’s address is 333 Sandy Springs Circle, Suite 230, Atlanta, Georgia 30328.  Paulson’s address is 811 SW Naito Parkway, Suite 200, Portland, Oregon 97204.

(2)	Based on 4,912,836 shares outstanding.

(3)
Due to their relationship to certain entities, including Paulson Investment Company, Inc., the solicitation agent ("PICI"), Chester L.F. Paulson and Jacqueline M. Paulson (together, the “Paulsons”) are deemed to be the indirect beneficial owners of warrants to purchase up to 517,376 shares of our common stock (the "IPO Warrants").  The Paulsons control and are the managing partners of the Paulson Family LLC ("PFAM"), which is the controlling shareholder of Paulson Capital Corp. ("PLCC").  As the controlling shareholder of PLCC, PFAM is deemed to be the indirect beneficial owner of any securities held by PLCC.  As the parent of PICI, PLCC is deemed to be the indirect beneficial of any securities held by PICI.  PICI is the direct beneficial owner of the IPO Warrants.

(4)	Includes 225,000 shares issuable upon the exercise of warrants.

(5)	Includes 25,000 shares held by Mr. Conte’s wife, 118,750 shares issuable upon the exercise of vested options, and 5,000 shares issuable upon the exercise of warrants.

(6)	Includes 160,000 shares held of record by Gold Key Management Corp., 118,750 shares issuable upon the exercise of vested options, and 14,000 shares issuable upon the exercise of warrants.

(7)	Includes 193,750 shares issuable upon the exercise of vested options.

(8)	Includes 50,000 shares issuable upon the exercise of vested options.

(9)	Includes 37,500 shares issuable upon the exercise of vested options.

(10)
Includes 5,000 shares held of record by Jimmy D. Sims & Nancy M. Sims 2001 Revocable Trust UAD 2-28-01, 12,500 shares issuable upon the exercise of vested options, and 15,000 shares issuable upon the exercise of warrants.

(11)	Includes 531,250 shares issuable upon the exercise of vested options and 34,000 shares issuable upon the exercise of warrants.

Changes in Control

There are no agreements known to management that may result in a change of control of our company.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year, December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,230,750	$1.15	5,933
Equity compensation plans not approved by security holders	-0-	--	-0-
Total	1,230,750	$1.15	5,933

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Office Space and Compensation

Our principal offices are located at 1175 American Pacific, Suite C, Henderson, Nevada 89074.  Prior to July 2010, our offices were located in space leased by a company owned by Terry A. Cartwright, one of our founders.  While we had used this space beginning in 2007, we did not begin paying rent until 2009.  For the years ended December 31, 2011 and 2010, we paid -0- and $10,000, respectively, to Mr. Cartwright for rent, at the rate of $2,000 per month.

We pay Terry A. Cartwright monthly compensation of $5,000 and 5,000 shares of common stock.  Dana Cartwright is paid $4,000 per month.  Both are the adult children of Henry E. Cartwright.  Dixie Cartwright, the wife of Henry E. Cartwright, serves as our corporate secretary and is paid $1,500 per month.  None of these persons has an employment agreement with us.  All are “at will” employees.

Purchase of U-Swirl Frozen Yogurt Concept

On September 30, 2008, we acquired the worldwide rights to the U-Swirl Frozen Yogurt concept in exchange for 100,000 restricted shares of our common stock from a company then known as U-Swirl Yogurt, Inc. (now known as U Create Enterprises), which is owned by the grandchildren and family of Henry E. Cartwright.  The shares were valued at $180,000, based on the fair market value of the stock on the date of acquisition.  U Create Enterprises operates a frozen yogurt café in Henderson, Nevada, as our franchisee.  As part of the terms of the acquisition, we agreed that no franchise fees or royalties would be charged with respect to this location, as it will permit us to use the location as a training facility.  We did not obtain a formal valuation on the use of the Henderson location for training purposes, but we believed that being able to have our initial U-Swirl employees trained there and utilize the past experience of that location with respect to restaurant operation procedures and staffing, inventory and advertising was critical to us at the time.  In addition, we granted U Create Enterprises the right to open additional locations in Henderson, Boulder City and Pahrump, Nevada.  U Create Enterprises will pay an initial franchise fee of $5,000 for each location and a 3% royalty on net sales.  We were owed $6,765 and $3,639 as of December 31, 2011 and 2010, respectively, by u-Create Enterprises.

Area Development Agreement with RMR Group, LLC

On February 15, 2010, we entered into an area development agreement with RMR Group, LLC for the Monmouth County, New Jersey, development area.  American Pacific Investments, Limited, which owns one-third of RMR Group, is a Nevada limited liability company whose members are Ulderico Conte, Terry A. Cartwright, Paul Heroy and Stan Cartwright.  Ulderico Conte and Terry Cartwright are officers of the Company, and Terry Cartwright and Stan Cartwright are the adult children of Henry E. Cartwright.  RMR Group paid a $30,000 development fee, which was derived in accordance with our then existing policy of $15,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number of units for the Monmouth County area was determined to be three. We have entered into an amendment to the area development agreement to delay the development schedule by one year.

Paulson Investment Company

Paulson Investment Company, Inc., the underwriter of our secondary offering, holds warrants to purchase up to 306,000 shares of our common stock, which as of December 31, 2010 constituted 6.1% of the shares outstanding as computed for purposes of the ownership table under "Security Ownership of Certain Beneficial Owners and Management."  Pursuant to the terms of the underwriting agreement, Paulson Investment Company was paid $18,000, which was a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units in the secondary offering, and was granted, for a period of 36 months beginning October 13, 2010, the right of first refusal to act as lead underwriter for any and all of our future public and private equity and debt offerings that gross up to $20 million, excluding ordinary course of business financings. Also, we issued underwriter warrants to purchase up to 150,000 units at $0.48.  The underwriter’s warrants are exercisable at any time beginning October 13, 2011, and will expire on October 13, 2015.   We sold the units to Paulson Investment Company, as the underwriter, at an initial offering price of $0.36 per unit, which represented the initial public offering price of the units less the 10% underwriting discount.

Area Development Agreement with Trust Owned by Director

On May 20, 2011, we entered into an area development agreement with Jimmy D. Sims and Nancy M. Sims 2001 Revocable Trust for the Colorado Springs, Colorado metropolitan statistical area (“Colorado Springs MSA”).  Mr. Sims has been one of our directors since November 2010.  The Trust paid a development fee of $30,000, which was derived in accordance with our then existing policy of $15,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number of units for the Colorado Springs MSA was determined to be three.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  As of May 23, 2012, we had 4,912,836 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws.  For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.  We do not have cumulative voting rights in the election of directors.  Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.  Holders of common stock have no preemptive or other subscription of conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Class C Warrants

General.  The Class C warrants may be exercised during the period commencing any time after they become separately quotable until the expiration date, which is October 13, 2015.  Each Class C warrant entitles the holder to purchase one share of common stock at an exercise price of $0.60 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class C warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class C warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Redemption.  We will have the right to redeem the Class C warrants a price of $0.05 per warrant, after providing 30 days prior written notice to the Class C warrant holders, at any time after the closing price of our common stock, as reported on the OTC Bulletin Board, equals or exceeds $0.80 for five consecutive trading days.  We will send a written notice of redemption by first class mail to holders of the Class C warrants at their last known addresses appearing on the registration records maintained by the transfer agent and by publication of a press release.  No other form of notice or publication will be required.  If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.  The right to exercise the Class C warrants will be forfeited unless it is exercised before the date specified in the notice of redemption.

Exercise.  The holders of the warrants may exercise them only if an appropriate registration statement is then in effect.  To exercise a warrant, the holder must deliver to our transfer agent the warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.  Fractional shares of common stock will not be issued upon exercise of the warrants.

Adjustments in Certain Events.  We will make adjustments to the terms of the warrants if certain events occur.  If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment.  The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted warrant.  We will make equivalent changes in warrants if we effect a reverse stock split.

In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders.  Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.  At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.  No preferred stock is being registered in the registration statement of which this prospectus is part.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.  Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.  Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Class A and B Warrants

Neither the Class A and Class B Warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

Class A Warrants.  The Class A warrants may be exercised until the expiration date, which is March 19, 2013.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.10 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class A warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class A warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

We will have the right to redeem the Class A warrants a price of $0.25 per warrant, after providing 30 days prior written notice to the Class A warrant holders, at any time after the closing price of our common stock, as reported on the OTC Bulletin Board, equals or exceeds $6.12 for five consecutive trading days.  We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the transfer agent.  No other form of notice or publication will be required.  If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Class B Warrants.  The Class B warrants may be exercised until the expiration date, which is March 19, 2013.  Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $10.20 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class B warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class B warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the -money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.  The Class B warrants are not redeemable.

Underwriter’s Warrants

The underwriter of our initial public offering holds warrants to purchase 76,500 units consisting of common stock and warrants which were issued in connection with the offering.  The underwriter’s warrants will be exercisable for units until March 19, 2013.  We have agreed to register the securities underlying the underwriter’s warrants until March 19, 2013.  The common stock and warrants issued to the underwriter upon exercise of these underwriter’s warrants will be freely tradable.  Neither the warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

Warrants to Investor Relations Firm

On February 21, 2008, we issued a warrant to our corporate investor relations firm to purchase 60,000 units (each unit containing one share of common stock, one class A warrant and two Class B warrants) with an exercise price of $6.12 per unit for services relating to our investor relations.  Neither the warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

Other Warrants

In addition to the stock options and warrants described above, we have issued warrants to purchase a total of 100,000 shares of common stock as follows:

Number of Shares Purchasable	Exercise Price	Issuance Date	Expiration Date
100,000	$2.20	November 20, 2006	January 24, 2016

Neither the warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

2007 Stock Option Plan

Our 2007 Stock Option Plan currently authorizes the grant of up to 490,183 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with restricted stock awards, incentive stock option grants and non-qualified stock option grants.  Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plans.  As of December 31, 2011 there were options to purchase 480,750 shares outstanding under our 2007 Stock Option Plan.  The exercise of these options could have dilutive effect on our common stock.  Neither the options nor the common stock issuable upon exercise of the options is being registered in the registration statement of which this prospectus is part.

2011 Stock Option Plan

Our 2011 Stock Option Plan currently authorizes the grant of up to 750,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with restricted stock awards, incentive stock option grants and non-qualified stock option grants.  Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plans.  As of December 31, 2011 there were 750,000 options outstanding under our 2011 Stock Option Plan.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval.  These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult.  These provisions are summarized below.

Special Meetings.  Our Bylaws provide that special meetings of stockholders can be called by the Chairman of the Board, the President, a majority of the Board, or the Secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  The ability to issue preferred stock may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Procedure for Director Nominations and Stockholder Proposals.  Our Bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders.  Notice of a stockholder’s intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	for an election to be held at the annual meeting of stockholders, not later than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

•
for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

Notice of a stockholder’s intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our common stock is Computershare Trust Company, N.A.  Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.

LEGAL MATTERS

Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has passed upon the validity of the securities offered by this prospectus on our behalf.

EXPERTS

Our financial statements as of and for the years ended December 31, 2011 and 2010 included in this prospectus have been audited by L.L. Bradford & Company, LLC, an independent registered public accounting firm, to the extent set forth in its report, and are set forth in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC.  This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules.  For further information with respect to our securities, and us you should refer to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and accordingly we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect these documents filed with the SEC, as well as a copy of the registration statement and the accompanying exhibits and schedules, without charge at the SEC’s public reference facility, 100 F Street, NE, Washington, D.C. 20549, and you may obtain copies of these documents from this office for a fee.  You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically.  The address of the site is http://www.sec.gov.

You should rely only on the information contained in this prospectus and in any free writing prospectus that states that it has been provided with our approval.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our securities are sold.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.  No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

U-SWIRL, INC.
CONSOLIDATED BALANCE SHEETS

	Unaudited
	March 31, 2012	December 31, 2011
ASSETS

Current assets
Cash	$214,587	$300,637
Accounts receivable, net	162,190	117,526
Due from U-Create Enterprises	3,474	6,765
Inventory	45,569	85,666
Prepaid expenses	28,163	28,061
Total current assets	453,983	538,655

Leasehold improvements, property and equipment, net	1,628,759	1,705,631

Other assets
Deposits	47,872	47,872
Other asset	44,746	46,271
Total other assets	92,618	94,143

Total assets	$2,175,360	$2,338,429

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$211,242	$205,727
Accounts payable and accrued liabilities from
discontinued operations	12,072	12,072
Current portion of long-term debt	3,146	4,641
Total current liabilities	226,460	222,440

Deferred rent	215,909	238,906
Deferred revenue	350,000	405,000
Deferred revenue - related party	30,000	30,000

Total liabilities	822,369	896,346

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares
authorized, 4,890,836 and 4,868,836 shares issued and
outstanding at 03/31/12 and 12/31/11, respectively	4,891	4,869
Common stock payable	11	-
Additional paid-in capital	7,850,013	7,815,030
Accumulated deficit	(6,501,924)	(6,377,816)
Total stockholders' equity	1,352,991	1,442,083

Total liabilities and stockholders' equity	$2,175,360	$2,338,429

The accompanying notes are an integral part of these financial statements.

U-SWIRL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited
	For the three months ended
	March 31, 2012	March 31, 2011
Revenues
Cafe sales, net of discounts	$523,665	$539,137
Franchise royalties and fees	126,324	46,264
Total revenues	649,989	585,401

Cafe operating costs
Food, beverage and packaging costs	172,529	167,897
Labor and related expenses	140,431	151,398
Occupancy and related expenses	104,480	106,512
Marketing and advertising	16,919	34,993
General and administrative	145,456	132,853
Officer compensation	117,264	110,169
Depreciation and amortization	76,872	76,690
Total costs and expenses	773,951	780,512
Loss from operations	(123,962)	(195,111)

Interest expense	(146)	(334)

Loss from continuing operations before income taxes	(124,108)	(195,445)
Provision for income taxes	-	-
Net loss	$(124,108)	$(195,445)

Net loss per common share - basic and diluted	$(0.03)	$(0.04)

Weighted average common shares outstanding -
basic and diluted	4,878,385	4,746,125

The accompanying notes are an integral part of these financial statements.

U-SWIRL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited
	For the three months ended
	March 31, 2012	March 31, 2011

Cash flows from operating activities:
Net loss	$(124,108)	$(195,445)
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation and amortization	76,872	76,690
Share-based compensation	5,830	12,870
Stock-based compensation	29,186	-
Changes in operating assets and liabilities:
Accounts receivable	(44,664)	(15,451)
Inventory	40,097	(9,886)
Prepaid expenses	(102)	20,388
Accounts payable and accrued liabilities	5,515	(71,666)
Deferred rent	(22,997)	(18,411)
Deferred revenue	(55,000)	(10,000)
Net cash used by operating activities	(89,371)	(210,911)

Cash flows from investing activities:
Due from U-Create Enterprises	3,291	2,484
Deposits	-	19,771
Purchase of fixed assets	-	(5,745)
Other asset	1,525	1,526
Net cash used by investing activities	4,816	18,036

Cash flows from financing activities:
Payments on capital lease obligation	(1,495)	(1,307)
Net cash provided (used) by financing activities	(1,495)	(1,307)

Net change in cash	(86,050)	(194,182)

Cash, beginning of period	300,637	477,734

Cash, end of period	$214,587	$283,552

Supplemental disclosure of cash flow information:
Interest paid	$146	$334
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

1.	DESCRIPTION OF BUSINESS

U-Swirl, Inc., formerly Healthy Fast Food, Inc., (the “Company”), was incorporated in the state of Nevada on November 14, 2005.

U-Swirl Concept - In September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc.

The U-Swirl concept allows guests a broad choice in frozen yogurt by providing up to 20 non-fat and low-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.  As of March 31, 2012, the Company owned and operated six U-Swirl Yogurt cafes.  From the Company’s inception through March 31, 2012, the Company has sold (a) 13 franchise area development agreements, including the first franchise agreement under the area development agreement; (b) 12 single-unit franchise agreements as subsequent franchises under an area development agreement or without an area development agreement; and (c) one license agreement that was converted to a franchise agreement.

Discontinued Operations - Fresh and Fast (formerly EVOS) Concept - For purposes of determining discontinued operations, the Company has determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its concept base and closes non-performing concepts. The Company evaluates the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

The Company owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” Concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, the Company notified EVOS USA, Inc. of its intent to terminate the franchise and area development agreements.  Effective July 1, 2009, the Company ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” Concept.  Effective August 1, 2009, the Company determined to cease conducting business under the “Fresh and Fast” Concept altogether in order to focus on its U-Swirl Yogurt Concept, and has accordingly accounted for the “Fresh and Fast” Concept divestiture as discontinued operations.  See Note 6 for further discussion.

Accounting Policy for Ownership Interests in Investees - The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiary corporation, after elimination of all material intercompany accounts, transactions, and profits. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Nonmarketable investments in which the Company has less than 20% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

2.	BASIS OF PRSENTATION

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information.

The financial information as of December 31, 2011 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  The

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the audited financial statements and notes thereto, together with the Results of Operations for the three months ended March 31, 2012.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows.  It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.  The interim results for the three months ended March 31, 2012 are not necessarily indicative of results for the full fiscal year.

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less.

Concentration of Credit Risk for Cash Held at Banks - The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The Company believes it is not exposed to any significant credit risk on cash and short-term investments due to the temporary unlimited deposit insurance coverage at all FDIC-insured depository institutions through December 31, 2012.

Accounts Receivable, net - The Company monitors its exposure to losses on accounts receivable and maintains an allowance for potential losses or adjustments.  The Company reserves an amount based on the evaluation of the aging of accounts receivable, detailed analysis of high-risk customers’ accounts, and the overall market and economic conditions of our customers.

Past due accounts receivable balances are written off when the Company’s collection efforts have been unsuccessful in collecting the amount due.  Allowance for doubtful accounts totaled $39,000 and $29,000 at March 31, 2012 and December 31, 2011, respectively.

Inventories - Inventories consisting of food, beverages, and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.  The Company has no minimum purchase commitments with its vendors.  As of March 31, 2012 and December 31, 2011, inventories consisted of the following: food and beverages of $24,596 and $31,441 and non-foods of $20,973 and $54,225, respectively.  The Company did not incur significant charges to cost of sales for spoilage during the periods then ended.

Leasehold Improvements, Property and Equipment - Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected as a gain or loss from operations.

The estimated useful lives are:

Café equipment	7 years
Signage	7 years
Furniture and fixtures	7 years
Computer equipment	5 years
Vehicles	5 years
Leasehold improvements	10 years

U-Swirl cafés currently under development are accounted for as construction-in-process. Construction-in-process is recorded at acquisition cost, including leasehold improvements, equipment expenditures, professional fees and interest expenses capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-process is transferred to an appropriate asset. Construction in process is valued at the lower of cost or market. As of March 31, 2012 and December 31, 2011, the Company did not have any construction-in-process.

Impairment of Long-lived Assets - The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of leasehold improvements, property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment.

Deposits - Deposits consist of security deposits for multiple locations and a sales tax deposit held with the state of Nevada.  All deposits are carried at the lower of fair value or cost.

Revenue Recognition Policy for Café Sales - Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  Café sales are reported net of sales discounts.

Revenue Recognition Policy for Franchise Royalties and Fees - Revenue earned as a U-Swirl Frozen Yogurt franchisor is derived from cafés in the Company’s worldwide territory and includes initial franchise fees and royalties.  Royalties are recognized in the period in which they are earned.

Initial franchise fee revenue from a franchise sale is recognized when the Company has substantially performed or satisfied all of its material obligations relating to the sale up through the point at which the franchisee is able to open the franchised U-Swirl café, and the Company has no intention of refunding the entire initial franchise fee or forgiving an unpaid note for the entire initial franchise fee.  Substantial performance has occurred when the Company has (a) performed substantially all of its initial services required by the franchise agreement, such as providing to the franchisee (1) a copy of the Operations Manual; (2) assistance in site selection and selection of suppliers of equipment, furnishings, and food; (3) lease review and comments about the lease; and (4) the initial training course to one or two franchisee representatives; and (b) completed all of its other material pre-opening obligations.  The Company defers revenue from the initial franchise fee until (a) commencement of operations by the franchisee; or (b) if the franchisee does not open the franchised U-Swirl café, (1) the date on which all pre-opening services and obligations of the Company are substantially complete, or (2) an earlier date on which the franchisee has abandoned its efforts to proceed with the franchise operations, and in either situation, the franchisee is not entitled to, and is not given, a refund of the initial franchise fee.

Rebates received from purveyors that supply products to our franchisees are included in franchise royalties and fees. Product rebates are recognized in the period in which they are earned.  Rebates related to company-owned cafés are offset against café operating costs.

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

Rent - Rent expense for café leases, which provide for escalating rents over the terms of the leases, is recorded on a straight-line basis over the lease terms.  The lease terms began when the Company had the right to control the use of the property, which was before rent payments were actually due under the leases.

The difference between the rent expense and the actual amount payable under the terms of the leases is recorded as a leasehold improvement asset and deferred rent liability on the Balance Sheet and as both an investing activity and a component of operating activities on the Statements of Cash Flows.

Marketing and Advertising Expense - The Company recognizes marketing and advertising expense as incurred.

Share-based Compensation - The Company recognizes share-based payments, including stock option grants and warrants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Share-based payments are valued using a Black-Scholes option pricing model. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period.

When computing fair value of share-based compensation, the Company considers the following variables:

●	The expected option term is computed using the “simplified” method.

●	The expected volatility is based on the historical volatility of our common stock using the daily quoted closing trading prices.

●	The risk-free interest rate assumption is based on the U.S. Treasury yield for a period consistent with the expected term of the option in effect at the time of the grant.

●	The Company has not paid any dividends on common stock since our inception and do not anticipate paying dividends on our common stock in the foreseeable future.

●	The forfeiture rate is based on the historical forfeiture rate for our unvested stock options.

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by valuation allowances when necessary.

Assessing whether deferred tax assets are realizable requires significant judgment. The Company considers all available positive and negative evidence, including historical operating performance and expectations of future operating performance. The ultimate realization of deferred tax assets is often dependent upon future taxable income and therefore can be uncertain. To the extent the Company believes it is more likely than not that all or some portion of the asset will not be realized, valuation allowances are established against the Company’s deferred tax assets, which increase income tax expense in the period when such a determination is made.

Income taxes include the largest amount of tax benefit for an uncertain tax position that is more likely than not to be sustained upon audit based on the technical merits of the tax position. Settlements with tax

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

authorities, the expiration of statutes of limitations for particular tax positions, or obtaining new information on particular tax positions may cause a change to the effective tax rate. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes on the statements of operations.

Earnings (Loss) per Share - Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities.  Basic earnings (loss) per share is computed using the weighted-average number of outstanding common stock during the applicable period.  Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Fair Value of Financial Instruments - The Company discloses, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments.  As of March 31, 2012, the carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature of such financial instruments.

Risks and Uncertainties - The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks and the potential risk of business failure.

Concentration of Risk - The Company’s operations and future business model are dependent in a large part on U-Swirl International, Inc.’s ability to execute its company-owned store and franchising business model.  U-Swirl International, Inc.’s inability to meet its obligations as company-owned store operator and franchisor may have a material adverse effect on the Company’s financial condition.

Geographic Concentration - As of March 31, 2012, all of the Company’s cafe sales are derived from its restaurants located in Southern Nevada, which may be impacted in the event of a decline in the local economy.

New Accounting Pronouncements - There are no recent accounting pronouncements that are expected to have a material effect on the Company’s interim unaudited financial statements.

4.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $124,108 for the three months ended March 31, 2012, and has accumulated net losses totaling $6,501,924 since inception.

The Company has been developing company-owned stores, as well as a franchise network through the sale of franchises and establishment of area development agreements.  It has relied on fund raising and the sales of new franchises to augment the cash flow it receives from operating its company-owned stores.  The current economic conditions have resulted in lower-than-expected sales of new franchises, which have resulted in a significant decrease in its cash position.

The Company’s ability to fund its operations will depend on the length of time of the current economic downturn, its future performance, and its ability to successfully implement its business and growth strategies.  In the event that it needs additional capital and is unable to obtain it, the Company could be left without sufficient liquidity.  The Company will continually monitor its operating and overhead expenses and reduce those expenses to match the revenue flow.  However, realization of a return on investment on company-owned stores, a significant portion of the assets in the accompanying balance sheet, is dependent on Company management’s ability to reach consistent and sustainable profitability.  The

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

Company is also dependent on management’s ability to increase sales of new franchises and/or their ability to raise additional capital through a placement of its securities.

5.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following as of March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Café equipment	$907,392	$907,392
Signage	112,395	112,395
Furniture and fixtures	130,244	130,244
Computer equipment	107,367	107,367
Vehicles	23,937	23,937
Leasehold improvements	1,168,673	1,168,673
	2,450,008	2,450,008
Less: accumulated depreciation	(821,249)	(744,377)
Leasehold improvements, property and equipment, net	$1,628,759	$1,705,631

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES FROM DISCONTINUED OPERATIONS

During August 2009, the Company closed its two Fresh and Fast (formerly EVOS) restaurants.  As a result of the closures, activities of the Fresh and Fast concept have been accounted for as discontinued operations.  These results are presented as net amounts in the Consolidated Statements of Operations, with prior periods restated to conform to the current presentation.

Net assets and liabilities of the Fresh and Fast concept operations, which are presented as separately stated amounts in the Consolidated Balance Sheets at March 31, 2012 and December 31, 2011, were as follows:

	March 31, 2012	December 31, 2011
Assets	$-	$-
Liabilities	(12,072)	(12,072)
Net liabilities	$(12,072)	$(12,072)

As of March 31, 2012, the Company was under continued negotiations to sever its franchisee relationship with EVOS USA, Inc.  A formal severance agreement has yet to be accepted by both parties.   The Company continues to record royalty fee payable as of March 31, 2012, until such time as both parties have accepted a formal agreement which officially terminates the franchise and area development agreements.

7.           CAPITAL LEASE

The Company leases its vehicle under an agreement that is classified as a capital lease. The cost of equipment under capital leases is included in the Balance Sheet as leasehold improvements, property, and equipment and was $23,937 and $23,937 at March 31, 2012 and December 31, 2011, respectively. Accumulated amortization of the leased equipment at March 31, 2012 and December 31, 2011, was $21,543 and $20,346, respectively. Amortization of the asset under the capital lease is included in depreciation expense.

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

The future minimum lease payments required under the capital lease as of March 31, 2012, are as follows:

2012	$3,146
Total minimum lease payments	3,146
Less: Current maturities of capital lease obligations	(3,146)
Long-term capital lease obligations	$-

8.           DEFERRED REVENUE

The Company deferred franchise fee and area development agreement fee income of $380,000 and $435,000 as of March 31, 2012 and December 31, 2011, respectively.

An area developer has encountered delays in meeting the requirements of the area development agreement and the Company is current negotiations to resolve the delinquency.  The area developer has outstanding receivables of approximately $53,800 and deferred revenue of $75,000 as of March 31, 2012.  In April 2012, the Company received $15,000 from the area developer as payment on the outstanding receivable balance.

9.           FRANCHISE ROYALTIES AND FEES

The Company recognized $51,034 and $16,264 in royalty income for the three months ended March 31, 2012 and 2011, respectively.

For the three months ended March 31, 2012 and 2011, the Company recognized $55,000 and $30,000 in franchise fee income, respectively.

The Company recognized $20,290 and $0 in rebate income from purveyors that supply products to our franchisees for the three months ended March 31, 2012 and 2011, respectively.

10.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for three months ended March 31, 2012 and 2011:

	2012	2011
Rent	$76,309	$78,910
Real estate taxes, insurance and CAM fees	17,899	13,104
Utilities	10,272	14,498
Occupancy and related expenses	$104,480	$106,512

11.           STOCKHOLDERS’ EQUITY

During the three months ended March 31, 2012, the Company granted 33,000 shares of its $0.001 par value common stock to officers as share-based compensation.  The fair market value of the shares on the dates of grant totaled $5,830.  As of March 31, 2012, 11,000 of those shares had not been issued and are recorded as compensation payable in stock.

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

12.	STOCK OPTIONS

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Balance - December 31, 2011	1,230,750	$1.24	2 years
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Outstanding – March 31, 2012	1,230,750	$1.24	2 years

During the three months ended March 31, 2012 and 2011, the Company expensed $29,186 and $0 related to stock option grants, respectively.  At March 31, 2012 and December 31, 2011, the total intrinsic value of options outstanding and exercisable was $0 and $0, respectively.

13.	WARRANTS

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Outstanding - December 31, 2011	210,000	$2.53	6 years
Granted	-	$-	-
Exercised	-	$-	-
Forfeited/Cancelled	-	$-	-
Outstanding - March 31, 2012	210,000	$2.53	6 years

All warrants outstanding are exercisable as of March 31, 2012.

At March 31, 2012 and December 31, 2011, the total intrinsic value of warrants outstanding and exercisable was $0 and $0, respectively.

14.           RELATED PARTY TRANSACTIONS

The Company was owed $3,474 and $6,765 as of March 31, 2012 and December 31, 2011, respectively, from U-Create Enterprises, a company which is a U-Swirl franchisee and is owned and operated by the grandchildren of the Company’s Chief Executive Officer.  The corporate secretary/treasurer of U-Create Enterprises is also the Company’s corporate secretary.

As of March 31, 2012 and December 31, 2011, the Company had deferred revenue of $30,000 and $30,000, respectively, from an area developer in which the Company’s Chief Executive Officer and Chief Operating Officer have a minority interest.

U-SWIRL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012
UNAUDITED

15.           LEGAL PROCEDINGS

On June 21, 2010, Katherine Hemingway, our former Vice President of Marketing and Communications, filed a Notice of Charge of Discrimination against us with the United States Equal Employment Opportunity Commission (“EEOC”), asserting that she was denied equal terms and conditions of employment and compensation.  She sought monetary damages and an unspecified amount of stock.  We entered into a settlement agreement with Ms. Hemingway in February 2012 for $22,500.  During the three months ended March 31, 2012, the Company paid $20,000 toward the settlement.  The remaining $2,500 was paid in May 2012.  Ms. Hemingway is married to Gregory Janson, a former director.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

16.           COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is subject to proceedings, lawsuits and other claims.  Such matters can be subject to many uncertainties, and outcomes are not predictable with assurance.  The Company is not aware of the existence of any such matters at December 31, 2011, and has not provided for any such contingencies, accordingly.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of U-Swirl, Inc.
Henderson, Nevada

We have audited the accompanying consolidated balance sheets of U-Swirl, Inc. (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2011. U-Swirl, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U-Swirl, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and lower-than-expected sales, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC March 28, 2012
Las Vegas, Nevada

U-SWIRL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS

Current assets
Cash	$300,637	$477,734
Accounts receivable, net	117,526	42,864
Due from U-Create Enterprises	6,765	3,639
Inventory	85,666	68,423
Prepaid expenses	28,061	74,355
Total current assets	538,655	667,015

Leasehold improvements, property and equipment, net	1,705,631	2,003,117

Other assets
Deposits	47,872	67,643
Other asset	46,271	52,373
Total other assets	94,143	120,016

Total assets	$2,338,429	$2,790,148

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$205,727	$154,378
Accounts payable and accrued liabilities from
discontinued operations	12,072	12,072
Current portion of long-term debt	4,641	5,502
Total current liabilities	222,440	171,952

Deferred rent	238,906	318,166
Deferred revenue	405,000	247,500
Deferred revenue - related party	30,000	30,000
Long-term capital lease	-	4,641

Total liabilities	896,346	772,259

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares
authorized, 4,868,836 and 4,736,836 shares issued and
outstanding at 12/31/11 and 12/31/10, respectively	4,869	4,737
Additional paid-in capital	7,815,030	7,717,574
Accumulated deficit	(6,377,816)	(5,704,422)
Total stockholders' equity	1,442,083	2,017,889

Total liabilities and stockholders' equity	$2,338,429	$2,790,148

The accompanying notes are an integral part of these financial statements.

U-SWIRL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2011	December 31, 2010
Revenues
Cafe sales, net of discounts	$2,342,027	$2,546,038
Franchise royalties and fees	295,100	64,170
Total revenues	2,637,127	2,610,208

Cafe operating costs
Food, beverage and packaging costs	754,598	755,434
Labor and related expenses	600,399	648,823
Occupancy and related expenses	454,585	451,877
Marketing and advertising	95,542	86,582
General and administrative	599,776	491,440
Officer compensation	497,403	501,410
Investor relations fees	-	104,050
Pre-opening costs	-	9,648
Depreciation and amortization	306,961	297,355
Total costs and expenses	3,309,264	3,346,619
Loss from operations	(672,137)	(736,411)

Interest expense	(1,257)	(1,887)
Interest income	-	34

Loss from continuing operations before income taxes	(673,394)	(738,264)
Provision for income taxes	-	-
Loss from continuing operations	(673,394)	(738,264)
Discontinued operations:
Income from operations of discontinued
Fresh and Fast restaurant component	-	74,481
Income tax benefit	-	-
Income from discontinued operations	-	74,481
Net loss	$(673,394)	$(663,783)

Earnings per share - basic and diluted
Loss from continuing operations	$(0.14)	$(0.23)
Income from discontinued operations	-	0.02
Net loss per common share - basic and diluted	$(0.14)	$(0.20)

Weighted average common shares outstanding -
basic and diluted	4,794,609	3,216,901

The accompanying notes are an integral part of these financial statements.

U-SWIRL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance, December 31, 2009	2,761,336	$2,761	$7,154,117	$(5,040,639)	$2,116,258

Stock payable issued	18,500	19	-	-	-

Fair value of share-based officer and director
compensation	147,000	147	110,013	-	110,160

Fair value of share-based compensation	60,000	60	43,990	-	44,050

Issuance of stock pursuant to warrant exercise
at $0.02 per warrant	25,000	25	475	-	500

Issuance of stock pursuant to unit offering
at $0.40 per unit, net of underwriting fees of $87,000 and offering costs of $192,296	1,725,000	1,725	105,855	-	107,580
Fair market value of 1,725,000 Class C Warrants	-	-	303,124	-	303,124

Net loss	-	-	-	(663,783)	(663,783)

Balance, December 31, 2010	4,736,836	$4,737	$7,717,574	$(5,704,422)	$2,017,889

Fair value of share-based officer compensation	132,000	132	43,758	-	43,890

Fair value of stock-based officer and director
compensation	-	-	53,698	-	53,698

Net loss	-	-	-	(673,394)	(673,394)

Balance, December 31, 2011	4,868,836	$4,869	$7,815,030	$(6,377,816)	$1,442,083

The accompanying notes are an integral part of these financial statements.

U-SWIRL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2011	December 31, 2010

Cash flows from operating activities:
Net loss	$(673,394)	$(663,783)
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation and amortization	306,961	297,355
Share-based compensation	43,890	154,210
Stock-based compensation	53,698	-
Changes in operating assets and liabilities:
Accounts receivable	(74,662)	(37,267)
Inventory	(17,243)	(6,765)
Prepaid expenses	46,294	3,325
Deposits	19,771	-
Current assets from discontinued operations	-	8,426
Other assets from discontinued operations	-	85,351
Accounts payable and accrued liabilities	51,349	(49,287)
Accounts payable and accrued liabilities from
discontinued operations	-	(142,881)
Deferred rent	(79,260)	(37,590)
Deferred revenue	157,500	177,500
Long-term liabilities from discontinued operations	-	(53,253)
Net cash used by operating activities	(165,096)	(264,659)

Cash flows from investing activities:
Due from U-Create Enterprises	(3,126)	(2,158)
Deposits	-	(10,881)
Purchase of fixed assets	(9,475)	(244,126)
Other asset	6,102	6,102
Net cash used by investing activities	(6,499)	(251,063)

Cash flows from financing activities:
Deferred offering costs	-	70,134
Net proceeds from issuance of common stock	-	411,204
Payments on capital lease obligation	(5,502)	(4,807)
Net cash provided (used) by financing activities	(5,502)	476,531

Net change in cash	(177,097)	(39,191)

Cash, beginning of period	477,734	516,925

Cash, end of period	$300,637	$477,734

Supplemental disclosure of cash flow information:
Interest paid	$1,257	$1,887
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

1. DESCRIPTION OF BUSINESS

U-Swirl, Inc., formerly Healthy Fast Food, Inc., (the “Company”) was incorporated in the state of Nevada on November 14, 2005.

U-Swirl Concept - In September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc.  The U-Swirl concept allows guests a broad choice in frozen yogurt by providing up to 20 non-fat and low-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.  As of December 31, 2011, U-Swirl International, Inc. owned and operated six U-Swirl Yogurt cafes, sold twelve franchise area development agreements including the first franchise agreement under the area development agreement, sold four single unit franchise agreements without an area development agreement, and sold one license agreement that was converted to a franchise agreement.

Discontinued Operations - Fresh and Fast (formerly EVOS) Concept - For purposes of determining discontinued operations, the Company has determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its concept base and closes non-performing concepts. The Company evaluates the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

The Company owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” Concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, the Company notified EVOS USA, Inc. of its intent to terminate the franchise and area development agreements.  Effective July 1, 2009, the Company ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” Concept.  Effective August 1, 2009, the Company determined to cease conducting business under the “Fresh and Fast” Concept altogether in order to focus on its U-Swirl Yogurt Concept, and has accordingly accounted for the “Fresh and Fast” Concept divestiture as discontinued operations.  See Note 8 for further discussion.

Accounting Policy for Ownership Interests in Investees - The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiary corporation, after elimination of all material intercompany accounts, transactions, and profits. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Nonmarketable investments in which the Company has less than 20% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

Concentration of Credit Risk for Cash Held at Banks - The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The Company believes it is not exposed to any significant credit risk on cash and short-term investments due to the temporary unlimited deposit insurance coverage at all FDIC-insured depository institutions through December 31, 2012.

Accounts Receivable, net - The Company monitors its exposure to losses on accounts receivable and maintains an allowance for potential losses or adjustments.  The Company reserves an amount based on the evaluation of the aging of accounts receivable, detailed analysis of high-risk customers’ accounts, and the overall market and economic conditions of our customers.  Past due accounts receivable balances are written off when the Company’s collection efforts have been unsuccessful in collecting the amount due.  Allowance for doubtful accounts totaled $29,000 and $0 at December 31, 2011 and 2010, respectively.

Inventories - Inventories consisting of food, beverages, and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.  The Company has no minimum purchase commitments with its vendors.  As of December 31, 2011 and 2010, inventories consisted of the following: food and beverages of $31,441 and $27,139 and non-foods of $54,225 and $41,284, respectively.  The Company did not incur significant charges to cost of sales for spoilage during the periods then ended.

Leasehold Improvements, Property and Equipment - Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected as a gain or loss from operations.

The estimated useful lives are:

Café equipment	7 years
Signage	7 years
Furniture and fixtures	7 years
Computer equipment	5 years
Vehicles	5 years
Leasehold improvements	10 years

U-Swirl cafés currently under development are accounted for as construction-in-process. Construction-in-process is recorded at acquisition cost, including leasehold improvements, equipment expenditures, professional fees and interest expenses capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-process is transferred to an appropriate asset. Construction in process is valued at the lower of cost or market. As of December 31, 2011 and 2010, we did not have any construction-in-process.

Impairment of Long-lived Assets - The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of leasehold improvements, property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment.

Deposits - Deposits consist of security deposits for multiple locations and a sales tax deposit held with the state of Nevada.  All deposits are carried at the lower of fair value or cost.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

Revenue Recognition Policy - Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  The Company reduces revenue by sales returns and sales discounts.

Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  The Company defers revenue from the initial franchise fee until commencement of operations by the franchisee, at which time all services and obligations of the Company are substantially complete.

Costs and expenses are recognized during the period in which they are incurred.

Rent - Rent expense for Company leases, which provide for escalating rents over the terms of the leases, is recorded on a straight-line basis over the lease terms.  The lease terms began when the Company had the right to control the use of the property, which was before rent payments were actually due under the leases.  The difference between the rent expense and the actual amount payable under the terms of the leases is recorded as deferred rent in the financial statements pursuant to the FASB ASC 840 “Accounting for Rental Costs Incurred During the Construction Period”.

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under generally accepted accounting principles in the United States of America (“GAAP”).  Management has determined that the appropriate interpretation of FASB ASC 840-20-25, “Issues Relating to Accounting for Leases,” requires these allowances to be recorded as a leasehold improvement asset and deferred rent liability on the Balance Sheet and as both an investing activity (addition to property and equipment) and a component of operating activities on the Statements of Cash Flows.  As of December 31, 2011 and 2010, the Company recorded deferred rent of $238,906 and $318,166, respectively, on its Balance Sheets to reflect the unamortized portion of tenant improvement allowances and deferred rent liabilities for the existing leases.

Marketing and Advertising Expense - The Company recognizes marketing and advertising expense as incurred.  The Company recognized marketing and advertising expense of $95,542 and $86,582 for the year ended December 31, 2011 and 2010, respectively.

Share-based Compensation - The Company recognizes share-based payments, including stock option grants and warrants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Share-based payments are valued using a Black-Scholes option pricing model. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

When computing fair value, the Company has considered the following variables:

•	The risk-free interest rate assumption is based on the U.S. Treasury yield for a period consistent with the expected term of the option in effect at the time of the grant.

•	The Company has not paid any dividends on common stock since our inception and do not anticipate paying dividends on our common stock in the forseeable future.

•	The expected option term is computed using the "simplified" method as permitted under the provisions of Staff Accounting Bulletin ("SAB") 107. SAB 107's guidance was extended indefinitely by SAB 110.

•	The expected volatility is based on the historical volatility of our common stock based on the daily quoted closing trading prices.

•	The forfeiture rate is based on the historical forfeiture rate for our unvested stock options.

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by valuation allowances when necessary.

Assessing whether deferred tax assets are realizable requires significant judgment. The Company considers all available positive and negative evidence, including historical operating performance and expectations of future operating performance. The ultimate realization of deferred tax assets is often dependent upon future taxable income and therefore can be uncertain. To the extent the Company believes it is more likely than not that all or some portion of the asset will not be realized, valuation allowances are established against the Company’s deferred tax assets, which increase income tax expense in the period when such a determination is made.

Income taxes include the largest amount of tax benefit for an uncertain tax position that is more likely than not to be sustained upon audit based on the technical merits of the tax position. Settlements with tax authorities, the expiration of statutes of limitations for particular tax positions, or obtaining new information on particular tax positions may cause a change to the effective tax rate. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes on the statements of operations.

Earnings (Loss) per Share - Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities.  Basic earnings (loss) per share is computed using the weighted-average number of outstanding common stock during the applicable period.  Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Fair Value of Financial Instruments - FASB ASC 825, “Disclosure About Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments.  As of December 31, 2011 the carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature of such financial instruments.

Risks and Uncertainties - The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks and the potential risk of business failure. Also see Note 2 regarding liquidity and management’s plan.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

Concentration of Risk - The Company’s operations and future business model are dependent in a large part on U-Swirl International, Inc.’s ability to execute its company-owned store and franchising business model.  U-Swirl International, Inc.’s inability to meet its obligations as company-owned store operator and franchisor may have a material adverse effect on the Company’s financial condition.

Geographic Concentration - As of December 31, 2011, all of the Company’s cafe sales are derived from its restaurants located in Southern Nevada, which may be impacted in the event of a decline in the local economy.

New Accounting Pronouncements - In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The guidance in ASU 2011-04 changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements, including clarification of the FASB's intent about the application of existing fair value and disclosure requirements and changing a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU should be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

2.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $673,394 for the year ended December 31, 2011, and has accumulated net losses totaling $6,377,816 since inception.

The Company has been developing company-owned stores, as well as a franchise network through the sale of franchises and establishment of area development agreements.  It has relied on fund raising and the sales of new franchises to augment the cash flow it receives from operating its company-owned stores.  The current economic conditions have resulted in lower-than-expected sales of new franchises, which have resulted in a significant decrease in its cash position.

The Company’s ability to fund its operations will depend on the length of time of the current economic downturn, its future performance, and its ability to successfully implement its business and growth strategies.  In the event that it needs additional capital and is unable to obtain it, the Company could be left without sufficient liquidity.  The Company will continually monitor its operating and overhead expenses and reduce those expenses to match the revenue flow.  However, realization of a return on investment on company-owned stores, a significant portion of the assets in the accompanying balance sheet, is dependent on Company management’s ability to reach consistent and sustainable profitability.  The Company is also dependent on management’s ability to increase sales of new franchises and/or their ability to raise additional capital through a placement of its securities.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

3.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following as of December 31, 2011 and 2010:
	December 31, 2011	December 31, 2010
Café equipment	$907,392	$907,392
Signage	112,395	106,650
Furniture and fixtures	130,244	128,144
Computer equipment	107,367	105,737
Vehicles	23,937	23,937
Leasehold improvements	1,168,673	1,168,673
	2,450,008	2,440,533
Less: accumulated depreciation	(744,377)	(437,416)
Leasehold improvements, property and equipment, net	$1,705,631	$2,003,117

Depreciation and amortization expense for the year ended December 31, 2011 and 2010 totaled $306,961 and $297,355, respectively.

4.           CAPITAL LEASE

The Company leases its vehicle under an agreement that is classified as a capital lease. The cost of equipment under capital leases is included in the Balance Sheet as leasehold improvements, property, and equipment and was $23,937 and $23,937 at December 31, 2011, and 2010, respectively. Accumulated amortization of the leased equipment at December 31, 2011, and 2010, was $20,346 and $15,559, respectively. Amortization of assets under capital leases is included in depreciation expense.

The future minimum lease payments required under the capital lease as of December 31, 2011, are as follows:

2012	$4,641
Total minimum lease payments	4,641
Less: Current maturities of capital lease obligations	(4,641)
Long-term capital lease obligations	$-

5.           FRANCHISE FEE AND ROYALTY INCOME AND DEFERRED REVENUE

The Company recognized $182,500 and $32,500 in franchise fee income for the year ended December 31, 2011 and 2010, respectively.

The Company recognized $112,600 and $31,670 in royalty income for the year ended December 31, 2011 and 2010, respectively.

The Company deferred franchise fee and area development agreement fee income of $435,000 and $277,500 as of December 31, 2011 and 2010, respectively.  Per the terms of the agreements, the Company will recognize franchise fee revenue upon the opening of each restaurant within the respective territories.

An area developer has encountered delays in meeting the requirements of the area development agreement and the Company is planning on entering into negotiations to resolve the delinquency.  The area developer has outstanding receivables of approximately $48,000 and deferred revenue of $75,000 as of December 31, 2011.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

6.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for year ended December 31, 2011 and 2010:

	2011	2010
Rent	$314,878	$329,062
Real estate taxes, insurance and CAM fees	66,607	52,321
Utilities	73,099	70,494
Occupancy and related expenses	$454,585	$451,877

7.	INTEREST INCOME AND EXPENSE

Interest income for the year ended December 31, 2011 and 2010 totaled $0 and $34, respectively.

Interest expense for the year ended December 31, 2011 and 2010 totaled $1,257 and $1,887 respectively.

8.	DISCONTINUED OPERATIONS - FRESH AND FAST (FORMERLY EVOS) CONCEPT

During August 2009, the Company closed its two Fresh and Fast (formerly EVOS) restaurants.  As a result of the closures, activities of the Fresh and Fast concept have been accounted for as discontinued operations.  These results are presented as net amounts in the Consolidated Statements of Operations, with prior periods restated to conform to the current presentation.  Selected operating results for these discontinued operations are presented in the following table for the year ended December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Revenues	$-	$84,045
Expenses	-	(9,564)
Net income	$-	$74,481

Net assets and liabilities of the Fresh and Fast concept operations, which are presented as separately stated amounts in the Consolidated Balance Sheets at December 31, 2011 and 2010, were as follows:

	December 31, 2011	December 31, 2010
Assets	$-	$-
Liabilities	(12,072)	(12,072)
Net liabilities	$(12,072)	$(12,072)

EVOS Severance Agreement - As of December 31, 2011, the Company was under continued negotiations to sever its franchisee relationship with EVOS USA, Inc.  A formal severance agreement has yet to be accepted by both parties.   The Company continues to record royalty fee payable as of December 31, 2011, until such time as both parties have accepted a formal agreement which officially terminates the franchise and area development agreements.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

9.           INCOME TAXES

The Company accounts for its income taxes in accordance with FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2011 and 2010 are as follows:

	December 31, 2011	December 31, 2010
Deferred tax assets:
Net operating loss	$673,394	$663,783
Stock, options and warrants issued for services and financing costs	(97,588)	(154,210)
	575,806	509,573
Income tax rate	34%	34%
	195,774	173,255
Less valuation allowance	(195,774)	(173,255)
	$-	$-

At December 31, 2011 and 2010, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  During the years ended December 31, 2011 and 2010, the Company determined that it was more likely than not that it would not realize its deferred tax assets and a valuation allowance was recorded.  At December 31, 2011 and 2010, the Company had approximately $5,597,458 and $5,021,652 of federal and state net operating losses, respectively.  The net operating loss carry forwards, if not utilized will begin to expire in 2024.

Reconciliations of the U.S. federal statutory rate to the actual tax rate follows for the years ended December 31, 2011 and 2010 are as follows:

	2011		2010
U.S. federal statutory income tax rate	34.0%		34.0%
State tax – net of federal benefit	0.0%		0.0%
	34.0%		34.0%
Increase in valuation allowance	(34.0%	)	(34.0%	)
Effective tax rate	0.0%		0.0%

10.	STOCKHOLDERS’ EQUITY

During the year ended December 31, 2011, the Company granted 132,000 shares of its $0.001 par value common stock to officers as share-based compensation.  The fair market value of the shares on the dates of grant totaled $43,890.

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

11.	STOCK OPTIONS

The Company had the following stock option grants during 2011:

Date	Quantity Granted	Fair Value	2011 Expense	Vesting Term	Expiration

April 26, 2011	50,000	$13,468	$4,569	2 years	5	Years
May 16, 2011	525,000	142,324	44,379	2 years	5	Years
November 17, 2011	387,000	77,695	4,750	2 years	5	Years
	962,000	$233,487	$53,698

The Black-Scholes assumptions used are as follows:

Exercise price	$0.28 - $0.42
Expected dividends	0%
Expected volatility	123.53% - 125.65%
Risk free interest rate	0.40% - 1.09%
Expected life of option (simplified method)	3 years
Expected forfeitures	0%

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Balance - December 31, 2010	300,000	$4.40	-
Granted	962,000	$0.36	-
Exercised	-	$-	-
Forfeited	(31,250)	$4.40	-
Outstanding - December 31, 2011	1,230,750	$1.24	2 years

During 2010, 31,250 options were canceled due to the termination of a former director in accordance with the termination provision of the stock option agreement.

At December 31, 2011 and 2010, the total intrinsic value of options outstanding and exercisable was $0 and $0, respectively.

12.	WARRANTS

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Outstanding - December 31, 2010	210,000	$2.53	-
Granted	-	$-	-
Exercised	-	$-	-
Forfeited/Cancelled	-	$-	-
Outstanding - December 31, 2011	210,000	$2.53	6 years

U-Swirl, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

All warrants outstanding are exercisable as of December 31, 2011.

At December 31, 2011 and 2010, the total intrinsic value of warrants outstanding and exercisable was $0 and $0, respectively.

13.           RELATED PARTY TRANSACTIONS

The Company paid $0 and $10,000 in rent for office space and inventory storage for the year ended December 31, 2011 and 2010, respectively, to a company which is wholly owned by the Company’s officers/shareholders.

The Company was owed $6,765 and $3,639 as of December 31, 2011 and 2010, respectively, from U-Create Enterprises, a company which is a U-Swirl franchisee and is owned and operated by the grandchildren of the Company’s Chief Executive Officer.  The corporate secretary/treasurer of U-Create Enterprises is also the Company’s corporate secretary.

14.           LEGAL PROCEDINGS

On June 21, 2010, Katherine Hemingway, our former Vice President of Marketing and Communications, filed a Notice of Charge of Discrimination against us with the United States Equal Employment Opportunity Commission (“EEOC”), asserting that she was denied equal terms and conditions of employment and compensation.  She sought monetary damages and an unspecified amount of stock.  We entered into a settlement agreement with Ms. Hemingway in February 2012 and paid the first installment of the $22,500 settlement.  Ms. Hemingway is married to Gregory Janson, a former director.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

15.           COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is subject to proceedings, lawsuits and other claims.  Such matters can be subject to many uncertainties, and outcomes are not predictable with assurance.  The Company is not aware of the existence of any such matters at December 31, 2011, and has not provided for any such contingencies, accordingly.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution

The expenses to be paid by the registrant in connection with the securities being registered are as follows:

Printing*	$1,000
Accounting fees and expenses*	2,500
Blue sky fees and expenses (including related legal fees)*	3,000
Legal fees and expenses*	10,000

Total	$16,500
_____________________
*Estimated

Item 14.      Indemnification of Directors and Officers

Under the corporate laws of the State of Nevada and the registrant’s amended and restated articles of incorporation, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The registrant’s amended bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the registrant and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.      Recent Sales of Unregistered Securities.

Within the past three years, the registrant has issued and sold the unregistered securities set forth in the table below.

Date	Persons or Class of Persons	Securities	Consideration
August 2009 through May 2012	5 officers and consultants (1)	482,242 shares of common stock	Services valued at $372,156
October 2009 through November 2009	11 accredited investors (2)	141,000 shares of common stock, net of $3,916 of offering costs	$172,334

Date	Persons or Class of Persons	Securities	Consideration
November 2009	1 accredited investor (2)	21,244 shares of common stock	Debt forgiveness of $26,555
May 2010	Edward A. Scofield	25,000 shares of common stock pursuant to exercise of warrant	$500
   __________________
(1)
The registrant relied upon the exemption from registration contained in Section 4(2) of the Securities Act, as the investors were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant’s business and had access to the kind of information which registration would disclose.

(2)
The registrant relied upon exemptions from registration contained in Rule 506 of Regulation D under the Securities Act, as all of the investors were accredited investors, and Section 4(2) of the Securities Act.

No underwriters or placement agents were used and no commissions were paid in the above stock transactions.  Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.

Item 16.      Exhibits and Financial Statement Schedules

Regulation S-K Number	Exhibit
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Incorporation (2)
3.2	Amended Bylaws (2)
3.3	Certificate of Amendment to Articles of Incorporation filed April 22, 2011 (3)
4.1	Form of common stock certificate (4)
4.2	Form of Class A warrant (included in Exhibit 4.5) (5)
4.3	Form of Class B warrant (included in Exhibit 4.5) (5)
4.4	Form of unit certificate (6)
4.5	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (5)
4.6	Form of Class C warrant (included in Exhibit 4.7)
4.7	Form of 2010 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (6)
4.8	Form of Representative’s Purchase Warrant (1)
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (1)
10.1	2007 Stock Option Plan, as amended (2)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (7)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (8)
10.4	Area Development Agreement for Monmouth County, New Jersey (1)
10.5	Area Development Agreement for Tucson, Arizona (1)
10.6	Form of Franchise Agreement (1)
10.7	Area Development Agreement for Boise, Idaho (1)
10.8	2011 Stock Option Plan (3)
21	List of Subsidiaries (1)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1 (1)
23.2	Consent of L.L. Bradford & Company, LLC
______________
(1)	Filed previously.

(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(3)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K, file number 0-53130, filed April 26, 2011.
(4)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(5)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(6)	To be filed by amendment.
(7)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.
(8)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K (File No. 0-53130) filed March 31, 2010.

Item 17.      Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on May 23, 2012 .

U-SWIRL, INC.

By:	/s/ Ulderico Conte
Ulderico Conte, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ulderico Conte	Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive and Financial Officer)	May 23, 2012
Ulderico Conte

/s/ Henry E. Cartwright	Director	May 23, 2012
Henry E. Cartwright

/s/ Sam Dewar	Director	May 23, 2012
Sam Dewar

/s/ Jim D. Sims	Director	May 23, 2012
Jim D. Sims

INDEX TO EXHIBITS

Regulation S-K Number	Exhibit
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Incorporation (2)
3.2	Amended Bylaws (2)
3.3	Certificate of Amendment to Articles of Incorporation filed April 22, 2011 (3)
4.1	Form of common stock certificate (4)
4.2	Form of Class A warrant (included in Exhibit 4.5) (5)
4.3	Form of Class B warrant (included in Exhibit 4.5) (5)
4.4	Form of unit certificate (6)
4.5	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (5)
4.6	Form of Class C warrant (included in Exhibit 4.7)
4.7	Form of 2010 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (6)
4.8	Form of Representative’s Purchase Warrant (1)
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (1)
10.1	2007 Stock Option Plan, as amended (2)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (7)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (8)
10.4	Area Development Agreement for Monmouth County, New Jersey (1)
10.5	Area Development Agreement for Tucson, Arizona (1)
10.6	Form of Franchise Agreement (1)
10.7	Area Development Agreement for Boise, Idaho (1)
10.8	2011 Stock Option Plan (3)
21	List of Subsidiaries (1)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1 (1)
23.2	Consent of L.L. Bradford & Company, LLC
______________
(1)	Filed previously.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(3)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K, file number 0-53130, filed April 26, 2011.
(4)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(5)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(6)	To be filed by amendment.
(7)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.
(8)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K (File No. 0-53130) filed March 31, 2010.